As filed with the Securities and Exchange Commission on January 18, 2008
(Registration No. 333-140338)

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SB-2/A
(Amendment No. 3)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TEXTECHNOLOGIES, INCORPORATED
(Name of small business issuer in its charter)

Delaware		02-0783451
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

13520 Oriental St.
Rockville, MD 20853
(718)-504-4838

(Address and telephone number of principal executive offices)

Mr. Peter Maddocks, Director, Chief Financial Officer
Mr. John Maier, Chief Executive Officer,
Mr. Robert Wagner, Chief Operating Officer

13520 Oriental St.
Rockville, MD 20853
(718)-504-4838

Name, address and telephone number of agent for service
as well as a copy of all communications to:

David Price, Esq.
13520 Oriental St.
Rockville, MD 20853
Ph. (301) 460-5818
Fax:(301) 560-6665

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.00001 par value, issuable upon conversion of callable secured convertible notes	2,400,000	$1.75	$4,200,000	$165.06
		Total Fee		$165.06

(1) The shares of our Common Stock being registered hereunder are being registered for resale by the selling stockholders named in the prospectus. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the closing price of $.75 on the Pink Sheets as of January 11th, 2008.

(3) Represents shares of our Common Stock issuable upon conversion of outstanding callable secured convertible notes in the aggregate principal amount of $1,500,000. The number of shares of our Common Stock registered hereunder represents a good faith estimate by us of the number of shares of our Common Stock issuable upon the conversion of the callable secured convertible notes. For purposes of estimating the number of shares of our Common Stock to be included in this registration statement, we calculated a good faith estimate of the number of shares that we believe will be issuable upon conversion of the callable secured convertible notes to account for market fluctuations, anti-dilution and price protection adjustments. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(4) Represents shares of our Common Stock issuable upon the exercise of outstanding seven-year warrants. The exercise price of the warrants is $1.00. In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, January 18th, 2008

PROSPECTUS
2,400,000 SHARES

TEXTECHNOLOGIES, INCORPORATED
COMMON STOCK

This prospectus relates to the resale of up to 2,400,000 shares of our Common Stock, par value $0.00001 per share (“Common Stock”) of which: (i) 2,400,000 shares are issuable upon conversion of outstanding callable secured convertible notes in the aggregate principal amount of $1,500,000 (the “Notes”); The Notes were issued to AJW Partners, LLC, (“Partners”), AJW Offshore, Ltd.(“Offshore”), AJW Qualified Partners LLC (“Qualified”)and New Millenium Capital Partners, II, LLC (“Millenium”) (Partners, Offshore, Qualified and Millenium are referred to collectively as “Selling Securityholders”). The Selling Securityholders may sell their common stock from time to time at prevailing market prices.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the Pink Sheets under the symbol “TXTG.” On January 18th, 2008, the closing price as reported was $.75 per share.

The selling stockholders, and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. We agreed to pay the expenses of registering the foregoing shares of our Common Stock.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 18, 2008.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not, and the selling stockholders have not, authorized anyone, including any salesperson or broker, to give oral or written information about this offering, Textechnologies, Incorporated or the shares of common stock offered hereby that is different from the information included in this prospectus. If anyone provides you with different information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is not an offer to sell any securities other than the shares of common stock offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

TABLE OF CONTENTS

Prospectus Summary	5
Textechnologies, Incorporated	5
The Offering	5
Terms of Callable Secured Convertible Notes	6
Summary Financial Information	8
Risk Factors	10
Special Note Regarding Forward-Looking Statements	15
Use of Proceeds	15
Determination of Offering Price; Market for our Shares; Dilution	16
Selling Security Holders	17
Plan of Distribution	17
Legal Matters	19
Experts	19
Where You Can find Additional Information	19
Legal Proceedings	19
Management	19
Security Ownership of Certain Beneficial Owners and Management	21
Certain Relationships and Related Transactions	22
Description of Securities	22
Shares Eligible for Resale	23
Selling Stockholders	23
Interest of Named Experts & Counsel	26
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	27
Organization Within the Last 5 Years	28
Management’s Discussion and Analysis of Financial Condition and Results of Operations	28
Business	31
Description of Property	64
Certain Relationship & Related Transactions	64
Market for Common Equity & Related Stockholder Matters	66
Executive Compensation	67
Financial Statements	68
Index to Financial Statements	F-1
Changes in & Disagreements with Accountants on Accounting & Financial Disclosure	69
Part II – Information Not Required in Prospectus	69

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. The information in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of our securities.

ITEM #3: PROSPECTUS SUMMARY

Although it contains all material information, this summary is not complete and may not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, including the more detailed information regarding our company, the risks of purchasing our common stock discussed under “risk factors,” and our financial statements and the accompanying notes. In this prospectus, “we”, “us,”“Company” and “our”, refer to Textechnologies, Incorporated unless the context otherwise requires. Unless otherwise indicated, the term “year,”“fiscal year” or “fiscal” refers to our fiscal year ending  September 31st. Unless we tell you otherwise, the term “common stock” as used in this prospectus refers to our Common Stock.

History

On August 8, 2006, Textechnologies, Incorporated (“Textechnologies,” the “Company,”“we,”“us” and “our”) entered into a stock purchase agreement with Charms Investment Ltd., to purchase 100% of the issued and outstanding shares of Centrabell Ltd (“Centrabell Ltd”), an entity engaged in Commercial Printing which operates under the name of "Tekprint". At the time of the Agreement, Mr. Peter Maddocks was a Director of both Textechnologies and Centrabell Ltd. Pursuant to the agreement; on October 12, 2006 we issued 3,000,000 shares of our restricted common stock to Charms Investment Ltd. As a result of the stock purchase agreement, Centrabell Ltd became a wholly owned subsidiary of the Company. Prior to this acquisition, we operated as a holding company for companies. Subsequent to this, Textechnologies and Charms Investments signed a Rescission on July 2nd, 2007 completely undoing all connections and ties with Centrabell Ltd., both parties being as they were prior to the Stock Purchase Agreement nunc pro tunc, with all 3,000,000 shares issued to Charms returned to the Treasury of Textechnologies.

The company also owns Middleton Settlements Ltd which trades as Microset Graphics and is a UK commercial printer. The company has recently taken in new management and processes are being introduced to maximize the company's market advantage, offering an "end to end" delivery of services. The company's Sales and Commercial director heads an experienced team of executives and sales liaison staff. The company now covers all aspects of storage, picking, dispatching, nationwide distribution and even stock level monitoring. Additionally, Microset Graphics offers web based B to B ordering systems.

In February 2007, Textechnologies acquired iMan Inc in a stock purchase whereby 100% of the shares of iMan were acquired. iMan, a Delaware registered company is now a fully owned subsidiary of the Textechnologies. iMAN is an ultra enhanced  SMS (Short Messaging Service) and IM (Instant Messaging) multi-networking messaging system that is generations beyond today’s messaging systems. It offers substantially larger text messages (7 to 50 times the size), the ability to retrieve data from a corporate depository of information (library), anytime from anywhere, while being on any wireless data network.

THE OFFERING

SHARES OUTSTANDING	48,811,587
PRIOR TO OFFERING

Common Stock, $0.00001	48,811,587
par value

Common Stock Offered
by Selling Securityholders	2,400,000

Use of Proceeds	We will not receive any proceeds from the sale by the
selling Stockholders of shares in this offering.

Risk Factors	An investment in our common stock involves a high
degree of risk and could result in a loss of your entire
investment.

OTC Symbol	TXTG

Executive Offices	Our headquarters are located at 13520 Oriental St. Rockville, MD 20853 and our telephone number at that address is (718)-504-4838. The Company’s maintains a web site at www.textechnologies.com

TERMS OF CALLABLE SECURED CONVERTIBLE NOTES

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on September 28th, 2006, for the sale of (i) $1,500,000 in callable secured convertible notes. This prospectus relates to the resale of our Common Stock underlying these callable secured convertible notes. The investors are obligated to provide us with an aggregate of $1,500,000 in three tranches as follows (the “Tranches”):

•	$500,000 was disbursed on September 28, 2006

•	$500,000 was disbursed June 1st, 2007, the filing of the previous registration statement; and

•	$250,000 was disbursed October 29th, 2007.

•	$250,000 is to be disbursed upon this SB-2 being deemed effective.

Accordingly, upon filing of this registration statement, we will have received a total of $1,250,000 pursuant to the Securities Purchase Agreement.

The funds from the sale of the callable secured convertible notes will be primarily used for working capital needs. The callable secured convertible notes bear interest at 6% (unless our common stock is greater than $1.5625 per share for each trading day of a month, in which event no interest is payable during such month), mature within three years from the date of issuance, and are convertible into our Class A Common Stock, at the investors' option, at a per share price equal to 60% of the average of the three lowest trading prices of the Common Stock during the 20 day trading day period prior to conversion. The callable secured convertible notes become immediately due and payable and we will pay an amount equal to 140% times the sum of (a) the then outstanding principal amount of the Note immediately following the maximum conversion date (the date that we issue 19.99% of our issued and outstanding shares), plus (b) accrued and unpaid interest on the unpaid principal amount of the Note to within fifteen (15) days of the maximum conversion date, plus (c) default interest, if any, on the amounts referred to in clause (a) and/or (b) above, plus (d) any optional amounts that may be added thereto at the maximum conversion date by the holder (the then outstanding principal amount of this Note immediately following the maximum conversion date), plus the amounts referred to in clauses (b), (c) and (d) above shall collectively be referred to as the “ Remaining Convertible Amount ”). In the event that the sum of (x) the aggregate number of shares of Common Stock issued upon conversion of the Notes issued pursuant to the Purchase Agreement plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of the Notes and the other Notes issued pursuant to the Purchase Agreement, represents at least one hundred percent (100%) of the maximum share amount (the “ Triggering Event ”), the Borrower will use its best efforts to seek and obtain Shareholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event and before the maximum conversion date. As used herein, “ Shareholder Approval ” means approval by the shareholders of the Company to authorize the issuance of the full number of shares of Common Stock which would be issuable upon full conversion of the then outstanding Notes but for the Maximum Share Amount. In connection with the issuance of the Notes, we agreed to register two times the number of shares of common stock issuable upon conversion of the Notes.

The warrants are exercisable until seven years from the date of issuance. The conversion price of the callable secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances, such as, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property.

The warrants have an exercise price of $1.00 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of the warrants or issued in connection with the callable secured convertible notes issued pursuant to the Securities Purchase Agreement, dated September 28th, 2006.

The market price means: (i) the average of the last reported sale prices for our shares of our Common Stock for the five trading days immediately preceding such issuance as set forth on our principal trading market; (ii) if the Pinksheets is not the principal trading market, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period or (iii) if the market value cannot be calculated then the fair market value as reasonably determined in good faith by our board of directors, or at the option of a majority-in-interest of the holders of the outstanding warrants, by an independent investment bank. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

A complete copy of the Securities Purchase Agreement and related documents are filed with the SEC as exhibits hereto and/or are hereby incorporated by reference.

 SUMMARY FINANCIAL INFORMATION

The following tables set forth the summary financial information for our company. You should read this information together with the financial statements and the notes thereto appearing elsewhere in this prospectus and the information under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

ASSETS	For the Year Ended September 30, 2007

Cash & Cash Equivalents	$5,208.00

Accounts Receivable	$79,364.00

Other Receivables	$29,246.00

Inventory	$150.00

Prepaid Expenses	$2,166.00

Property & Equipment	$600.00

Office equipment & property	$33,531.00

Goodwill	$63,212.00

Patents	$68,000.00

Other Assets	$5,500,000.00

TOTAL ASSETS	$5,631.212.00

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS DATA

For the Year Ended September 30, 2007

Accounts Payable	$131,842.00

Notes Payable	$432,200.00

Due to Related Parties	$186,421.00

Accrued Expenses	$19,158.00

TOTAL CURRENT LIABILITIES	$769.621.00

Notes Payable	$135,247.00

TOTAL LIABILITIES	$904.868.00

Stockholders’ Equity Common stock, par value $.00001, 1,000,000 shares authorized, 48,811,587	$281.00

Additional paid-in-capital	$33,719.00

Retained Earnings	$4,842.009.00

Total Stockholder’s Equity	$4,876.009.00

TOTAL Stockholders’ Equity + Liabilities	$5,780,877.00

RISK FACTORS

You should carefully consider the risks described below before buying shares of our Common Stock in this offering. The risks and uncertainties described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may impair our business operations. If any of the adverse events described in this risk factors section actually occur, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline and you might lose all or part of your investment. We have had operating losses to date and cannot assure that we will be profitable in the foreseeable future. We make various statements in this section which constitute “forward-looking” statements under Section 27A of the Securities Act.

RISKS RELATED TO OUR BUSINESS

WE HAVE A WORKING CAPITAL DEFICIT. AS A RESULT, WE MAY NOT BE ABLE TO GENERATE PROFITS, SUPPORT OUR OPERATIONS, OR ESTABLISH A RETURN ON INVESTED CAPITAL.

We expect to increase our infrastructure and operating expenses to fund our anticipated growth. As a result, we may not be able to generate profits for the coming four quarters or thereafter and may not be able to support our operations, or otherwise establish a return on invested capital. We cannot assure you that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

WE FULLY EXPECT OPERATING LOSSES

The Company expects to incur increased operating expenses during the next year. The amount of net losses and the time required for the Company to reach and sustain profitability are uncertain. The likelihood of the Company's success must be considered in light of the problems, expenses, difficulties, and delays frequently encountered in connection with a new business, including, but not limited to uncertainty as to development and acquisitions and the time required for the Company's planned production to become available in the marketplace. There can be no assurance that the Company will ever generate product revenue or achieve profitability at all or on any substantial basis.

WE HAVE A LIMITED AMOUNT OF CASH AND ARE LIKELY TO REQUIRE ADDITIONAL CAPITAL TO CONTINUE OUR OPERATIONS.

We have a limited amount of available cash and will likely require additional capital to successfully implement our business plan. Although we will raise aggregate gross proceeds of up to $1.5 million upon the effectiveness of this registration statement, these funds will be sufficient to sustain our operations for the foreseeable future. There can be no assurance that we will be able to obtain additional funding when needed, or that such funding, if available, will be obtainable on terms acceptable to us. In the event that our operations do not generate sufficient cash flow, or we cannot obtain additional funds if and when needed, we may be forced to curtail or cease our activities, which would likely result in the loss to investors of all or a substantial portion of their investment.

WE MAY FAIL TO CONTINUE AS A GOING CONCERN, IN WHICH EVENT YOU MAY LOSE YOUR ENTIRE INVESTMENT IN OUR SHARES.

Our audited financial statements have been prepared on the assumption that we will continue as a going concern. Our independent auditor has indicated that in its report on our most recent financial statements (contained herein) that our difficulties in generating sufficient cash flow to meet our obligations and sustain our operations raise substantial doubt about our ability to continue as a going concern. If we fail to continue in business, you will likely lose your investment in the shares you acquire in this offering.

WE RELY HEAVILY ON OUR MANAGEMENT, THE LOSS OF WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION.

Our future success is dependent on having capable seasoned executives with the necessary business knowledge and relationships to execute our business plan. Accordingly, the services of our management and our board of directors are deemed essential to maintaining the continuity of our operations. If we were to lose their services, our business could be materially adversely affected. We have executed employment agreements with Mr. Peter Maddocks, Director; John Maier CEO; Robert Wagner, COO; and David Price Corporate Counsel and Corporate Secretary. Our performance will also depend on our ability to find, hire, train, motivate and retain other executive officers and key employees.

We must continually implement and improve our services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees. There can be no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. Any failure to implement and improve such operations could have a material, adverse effect on our business, operating results and financial condition.

Our future results of operations involve a number of risks and uncertainties. With any business undertaking and their inherent unforeseeable risk in conducting business, the following paragraphs discuss a number of risks that could impact the company's financial condition and results of operations.

OUR FUTURE PERFORMANCE IS DEPENDENT ON OUR ABILITY TO RETAIN KEY PERSONNEL

Our future success depends on the continued services of executive management. We do not currently maintain key-man insurance on these executives. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. The loss of any of their services would be detrimental to us and could have an adverse effect on our business development

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT

We have lots of competitors in our business. Our competitors may be able to adapt more quickly to changes in customer needs or to devote greater resources than we can to developing and expanding our services. Such competitors could also attempt to increase their presence in our markets by forming strategic alliances with other competitors, by offering new or improved products or services by increasing their efforts to gain and retain market share through competitive pricing. As the market for our services matures, price competition and penetration into the market will intensify. Such competition may adversely affect our gross profits, margins and results of operations. There can be no assurance that we will be able to continue to compete successfully with existing or new competitors.

RISK FACTORS AFFECTING OUR FUTURE RESULTS OF OPERATIONS FOR THE COMPANY

Due to the Company's limited operating history, it is difficult to predict accurately future revenues. This may result in one or more future quarters where the Company's financial results may fall below the expectation of management and investors. However firmly management may believe in its prospects, the Company could fail. Operating results may vary, depending upon a number of factors, many of which are outside the Company's control. Material factors expected to impact the Company's operating results include, legal costs expansion activities, increased interest and expenses for borrowings and possible hiring of additional full time employees. Every investor should evaluate the risks, uncertainties, expenses and difficulties frequently encountered by companies in the early stage of development.

NEED FOR EXPANSION

The Company expects that expansion will be required to address potential growth. This need for expansion will continue to place a significant strain on the management and financial resources of the Company. Failure to manage growth could disrupt the operations and ultimately prevent the Company from generating expected revenues. The Company's business strategy includes entering into business partnerships and acquiring future businesses. The Company may be unable to complete suitable business partnerships and acquisitions on commercially reasonable terms, if at all. Competition could impair the Company's ability to successfully pursue these aspects of this business strategy.

Business partnerships or acquisitions could disrupt ongoing business, distract management and employees and increase expenses. If the Company makes an acquisition, it could face difficulties assimilating that company's personnel and operations. Key personnel of the acquired company may decide not to work for the Company. Acquisition of additional services or technologies also involves risk of incompatibility and lack of integration into existing operations. If the Company finances the acquisitions by issuing equity securities, this could dilute existing stockholders positions. Additionally, funding instruments may have rights, preferences or privileges senior to those of the Company's stockholders.

WE DO NOT HAVE HISTORICAL FINANCIAL DATA

As a result of its limited operating history, the Company does not have historical financial data upon which to forecast revenues and results of operation. The actual effect of these factors on the price of stock will be difficult to assess. Results of operation may fall well below the expectations of securities analysts and investors, and the trading price of our common stock may drop.

RISKS RELATED TO HOLDING OUR SECURITIES

THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUR CALLABLE SECURED CONVERTIBLE NOTES AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.

As of September 28, 2006, we had callable secured convertible notes outstanding or an obligation to issue callable secured convertible notes that may be converted into an estimated 2,400,000 shares of our Common Stock at current market prices. In addition, the number of shares of our Common Stock issuable upon conversion of the outstanding callable secured convertible notes may increase if there is an event of default or if the market price declines. All of the shares, including all warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our Common Stock.

THE ISSUANCE OF SHARES UPON CONVERSION OF THE CALLABLE SECURED CONVERTIBLE NOTES AND EXERCISE OF OUTSTANDING WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS.

The issuance of shares upon conversion of the callable secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their callable secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then subsequently converting the remainder of their holdings. In this way, the selling stockholders may sell more than 4.99% while never holding more than the foregoing limit at any one time. There is no upper limit on the number of shares that may be issued which may in effect further dilute the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CALLABLE SECURED CONVERTIBLE NOTES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CALLABLE SECURED CONVERTIBLE NOTES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIAL ASSETS.

On September 28th, 2006, we entered into a Security Purchase Agreement involving the sale of an aggregate of $1,500,000 principal amount of callable secured convertible notes and stock purchase warrants to buy 1,800,000 shares of our Common Stock. The callable secured convertible notes are due and payable, with 6% interest, on September 28th, 2009, unless sooner converted into shares of our common stock, but in no event sooner than 90 days from the date of issuance. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against us in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us and the delisting of our common stock could require the early repayment of the callable secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured within the specified grace period. We anticipate that the full amount of the callable secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the callable secured convertible notes. If we were required to repay the callable secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

OUR COMMON STOCK COULD BE CONSIDERED A "PENNY STOCK."

Our common stock could be considered to be a "penny stock" if it meets one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to, the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a "recognized" national exchange; (iii) it is not quoted on The Nasdaq Stock Market, or even if quoted, has a price less than $5.00 per share; and (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a "penny stock" is that securities broker-dealers cannot recommend the stock but must trade it on an unsolicited basis.

BROKER-DEALER REQUIREMENTS MAY AFFECT TRADING AND LIQUIDITY.

Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rule 15g-2 promulgated thereunder by the SEC require broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document before effecting any transaction in a penny stock for the investor's account. Potential investors in our common stock are urged to obtain and read such disclosure carefully before purchasing any shares that are deemed to be "penny stocks." Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor's financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

OUR COMMON STOCK MAY BE VOLATILE, WHICH SUBSTANTIALLY INCREASES THE RISK THAT YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE THE PRICE THAT YOU MAY PAY FOR THE SHARES.

Because of the limited trading market expected to develop for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you may pay. Certain factors, some of which are beyond our control, that may cause our share price to fluctuate significantly include, but are not limited to, the following:

•     variations in our quarterly operating results;
•     loss of a key relationship or failure to complete significant transactions;
•     additions or departures of key personnel; and
•     fluctuations in stock market price and volume.

Additionally, in recent years the stock market in general, and the over-the-counter markets in particular, have experienced extreme price and volume fluctuations. In some cases, these fluctuations are unrelated or disproportionate to the operating performance of the underlying company. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

In the past, class action litigation often has been brought against companies following periods of volatility in the market price of those companies' common stock. If we become involved in this type of litigation in the future, it could result in substantial costs and diversion of management attention and resources, which could have a further negative effect on your investment in our stock.

MANY OF OUR SHARES OF COMMON STOCK WILL IN THE FUTURE BE AVAILABLE FOR RESALE. ANY SALES OF OUR COMMON STOCK, IF IN SIGNIFICANT AMOUNTS, ARE LIKELY TO DEPRESS THE MARKET PRICE OF OUR SHARES.

Assuming all of the 2,400,000 shares of common stock we are offering under this prospectus are sold in our offering, and all of the shares of common stock issued and issuable to the selling stockholders are sold, we would have 51,211,587 shares that are freely tradable without the requirement of registration under the Securities Act of 1933. Currently 48,541,336 shares of our common stock are “restricted securities” as defined under Rule 144 of the Securities Act of 1933 and the remaining shares are a part of the public float for a total of 48,811,587 shares. Of these shares, approximately 7.78% of our shares are owned by our officers, directors or other “affiliates.” These individuals may only sell their shares, absent registration, in accordance with the provisions of Rule 144.

Restricted securities may only be publicly sold pursuant to registration under the Securities Act of 1933, or pursuant to Rule 144 or some other exemption that may be available from the registration requirements of the Securities Act of 1933. Rule 144 entitles each person holding restricted securities for a period of one year, and affiliates who own non-restricted shares of our common stock, to sell every three months in ordinary brokerage transactions an amount of shares which does not exceed the greater of 1% of the shares of our common stock outstanding or, assuming the shares of common stock are then traded on Nasdaq, the average weekly trading volume during the four calendar weeks prior to said sale. Any substantial sales pursuant to Rule 144, including the potential sale of our affiliates’ shares of our common stock, may have an adverse effect on the market price of shares of our common stock, and may hinder our ability to arrange subsequent equity or debt financing or affect the terms and time of such financing.

WE HAVE NOT PAID, AND DO NOT INTEND TO PAY, CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

We have not paid any cash dividends on our common stock   and do not intend to pay cash dividends in the foreseeable future. We intend to retain future earnings, if any, for reinvestment in the development and expansion of our business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which we may issue. Any future determination to pay cash dividends will be at the discretion of our board of directors and depend on our financial condition, results of operations, capital and legal requirements and such other factors as our board of directors deems relevant.

OTHER RISK FACTORS

There are several risks and uncertainties, including those relating to the Company's ability to raise money and grow its business and potential difficulties in integrating new acquisitions with our current operations, especially as they pertain to foreign markets and market conditions. These risks and uncertainties can materially affect the results predicted. Other risks include the Company's limited operating history, the limited financial resources, domestic or global economic conditions, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws and conditions of equity markets.

The Company's future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the control of the Company. These factors include but are not limited to fluctuating market demand for our services, and general economic conditions.

Special Note Regarding Forward-Looking Statements

This prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this prospectus, the words “anticipate,”“believe,”“estimate,”“expect,”“intend,”“may,”“plan,”“project”, “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation”. These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; the commercially viability of our products and offerings; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this prospectus. Subject at all times to relevant federal and state securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

ITEM #4: USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. In addition, we will have received gross proceeds of $1,500,000 from the sale of the callable secured convertible. The proceeds received from the sale of the callable secured convertible notes will be used for payment of general corporate and operating purposes, including sales and marketing efforts and payment of consulting and legal fees.

ITEMS #5, 6: DETERMINATION OF OFFERING PRICE; MARKET FOR OUR SHARES; DILUTION

The Company's common stock is currently traded on the over-the-counter Pink Sheets market in the United States under the symbol “TXTG”.The closing price of the Company's common stock on the over-the-counter Pink Sheets market on January 11th, 2008 was $.75 per share as quoted in the Pink Sheets.

The price ranges of trading in the Company’s common stock during the last fiscal year are as follows:

2007	High	Low

Jan	1.75	1.75
Feb	1.75	1.30
March	2.00	1.10
April	1.50	.55
May	1.75	.55
June	1.40	.60
July	1.00	.55
August	1.05	1.00
September	1.00	.05
October	1.25	1.10
November	1.10	.05
December	.75	.50
Jan 1-11th	.75	.25

As of January 11th, 2008, the Company had issued and outstanding 48,811,587 shares of common stock, held by approximately 2,038 holders of record.

There have been no cash dividends declared by the Company since its inception. Further, there are no restrictions that would limit the Company's ability to pay dividends on its common equity or that would be likely to do so in the future.

The source of these high and low prices was the Pink Sheet Reporting Service.  These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places.

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for the products we distribute, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

The Company currently has no compensation plans or employee benefit plans.

ITEM #7: SELLING SECURITY HOLDERS

On September 28, 2006, the Company entered into a Securities Purchase Agreement, (“Agreement”), by and among the Company and AJW Partners, LLC, (“Partners”), AJW Offshore, Ltd. (“Offshore”), AJW Qualified Partners, LLC, (“Qualified”) and New Millenium Capital Partners II, LLC (“Millenium”). Partners, Offshore, Qualified and Millenium are collectively referred to as the “Purchasers”. The Agreement provides for the sale by the Company to the Purchasers of Secured Convertible Term Notes (the “Notes”) issued by the Company in the aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) (“Principal Amount”). The Principal Amount is to be funded by the Purchasers in three tranches ($500,000 was funded on October 3rd, 2006, $500,000 upon filing the Registration Statement and $500,000 upon effectiveness of the Registration Statement). The offering of Notes under the Agreement was made pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Notes bear interest at 6% per annum, unless the common stock of the Company is greater than $1.5625 per share for each trading day of a month, in which event no interest is payable during such month. The Notes are convertible into common stock of the Company at the lesser of $1.25 discount to the average of the three lowest trading prices of the common stock during the 20 trading day period prior to conversion. In connection with the subject offering, the Company issued an aggregate of 10,000,000 warrants to purchase common stock at a price of $1.00 per share. The warrants are exercisable for a period of seven years. The conversion of the Notes are subject to an effective Registration Statement to be filed by the Company. The Company has the right to redeem the Notes under certain circumstances and the right to prevent conversions in any month where the stock price is less than $1.25 per share. The Notes are secured by all of the Company’s assets. The proceeds of the offering will be used primarily for working capital. The purchasers represented to the Company that they are “accredited investors.” No commissions were paid in connection with the transaction. None of these selling securities holders has now, or in the past, had any positions in or dealings with this issuer or predecessors.

ITEM #8: PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledges, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales after this registration statement becomes effective;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box after this registration statement becomes effective, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act of 1933.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgee or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or any other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act of 1933.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the issuance of the common stock offered hereby will be passed upon for us by the law offices of David E. Price, PC, Rockville, Md.

EXPERTS

The financial statements of Textechnologies, Incorporated as of and for the period from June 1st, 2006 until September 31st, 2007 appearing in this prospectus have been issued by Heymann, Suissa & Stone, PC, #1 Church St, #600, Rockville, Md 20850.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC under the Securities Act of 1933 a registration statement on Form SB-2 with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. The omitted information may be inspected and copied at the Public Reference Room maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Copies of such material can be obtained from the public reference section of the SEC at prescribed rates. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit to the registration statement, each statement made in this prospectus relating to such documents being qualified in all respect by such reference.

For further information with respect to us and the securities being offered hereby, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

ITEM #9: LEGAL PROCEEDINGS – There are not currently, nor have there been in the past any legal proceedings, nor threat thereof; including investigations by any state or Federal agency.

ITEM #10: DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT.

The following table sets forth the name, age and position of each of the members of our board of directors, executive officers as of January 11th, 2008:

Name	Age	Position
Peter Maddocks	49	Director
Robert Wagner	36	Chief Operating Officer
John Maier	54	Chief Executive Officer
David Price	43	Secretary and Corporate Counsel

The principal occupations and brief summary of the background of each executive officer and director of the Company is as follows:

Mr. Peter Maddocks has been a Director and Chief Financial Officer since August 2006. From October 2001 to January 2004, Mr. Maddocks was a Management Consultant of Abbey National Bank Italy. From May 1999 to September 2001, Mr. Maddocks was a Management Consultant of Standard Chartered Grindlays Private Banking Group. Mr. Maddocks was a Vice President for leading financial services companies with 20+ years experience in finance, planning and control roles in the Retail, Corporate and Private Banking industry segments (Citi, ANZ, Abbey). Mr. Maddocks has significantly participated in the establishment and growth of new and re engineered global businesses and functions with various banking groups. Responsibilities have included heading the Global Financial Control function for a major new business launch, Regional Financial Controller SE Europe, design and implementation of financial and non-financial management control systems, budget management and development of policies and procedures. Mr. Maddocks has maintained constant interaction with Senior Executives via participation in various committees and matrix reporting structures. Maddocks has operated both in senior management roles and as an external consultant. Mr. Maddocks currently has a Board seat on Innofone.com, Inc. He is a Chartered Accountant and speaks fluent Italian. He is a resident of Kent, England.

John Maier– CEO of Textechnologies is also CEO and Founder of iMAN Wireless Publishing. He has been the leading designer of new mobile products to meet customers’ needs and to find new ways to make mobility a better way of life for most. Prior to Starting iMAN, he worked for Sprint PCS launching the Milwaukee market in 1996, create the business plan template to launch Chicago and other large markets for Sprint. Those successful launches had him become a marketing leader in the regional office responsible for 22 states for implementation of new promotions and national products. His successes lead him to receive awards for outstanding service to Sprint markets and to their affiliate markets as well. By 2002 he was part of the national team to launch 3G services for Sprint. It was during this time he saw the future of mobility and wireless data. He left Sprint to create iMAN Wireless and to develop patent pending technology. Previously Mr. Maier won numerous sales awards for being in the top ten for sales in the country for several of the Fortune 500 companies listed below. He brings over 25 years of experience in strategic business planning, competitive analysis, sales and marketing, and financial management to the company. He has worked for Fortune 500 Companies such as Sprint, National Safety Associates, ITT Commercial Financial, Westinghouse Credit, Chrysler Credit and Borg Warner Acceptance Corp (BWAC). He has his BS in Marketing Management from Northern Illinois University 1977 and earned his Executive MBA in Business Administration from Northern Illinois University 1998 while working at Sprint.

Mr. Robert J. Wagner– Robert J. Wagner has worked with iMAN since 2003, and most recently served as Vice President of Sales & Marketing and a Director of iMAN where he has been responsible for strategic and corporate planning. In his position, Wagner assisted in the market development of iMAN, Inc.'s global wireless messaging platform providing a bridge between the marketplace and iMAN's IT department, and negotiated on behalf of iMAN various reseller agreements to provide a rapid entry into the market. Wagner also completed multiple avenues of funding to provide growth capital for iMAN to reach the goals of the company and the needs of the customer. Prior to joining iMAN, Inc., Mr. Wagner served as Vice President of Sales and Marketing for AEI Environmental, Inc., a fully reporting public company which was a synergistic marketing approach for a number of environmental technologies for the agricultural and industrial marketplace.

David Price was made corporate counsel and secretary of the corporation upon its inception in June, 2006. Mr. Price is a practicing corporate attorney for the past 10 years in Washington, DC. He has significant experience in both corporate and securities matters, deriving both from his private practice and from having studied at Georgetown University Law Center towards an LLM in Securities Regulation. He has formerly worked in the diplomatic field where he was in both the Foreign Ministry as well as an aide on Capitol Hill; is fluent in several languages and resides in suburban Washington, DC.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS.

The company’s Director, Peter Maddocks, owns 500,000 common shares; John Maier owns 2,000,000 shares; CEO Robert Wagner owns 1,000,000 shares, and David Price, General Counsel, owns 300,000 commons shares, hence the executive officers and directors of the Company currently beneficially own approximately 7.78% of the outstanding Common Stock representing an absolute minority.

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by each person or group that is known by the Company to be the beneficial owner of more than five percent of its outstanding Common Stock, each director of the Company, each person named in the Summary Compensation Table, and all directors and executive officers of the Company as a group as of January 11th, 2008. Unless otherwise indicated, the company believes that the persons named in the table below, based on information furnished by such owners, have sole voting and investment power with respect to the Common Stock beneficially owned by them, where applicable. As of January 11th, 2008, there were 48,811,587 shares of common stock issued and outstanding.

Name/Address of Beneficial Owner	Position with Company	Amount and Nature of Beneficial Ownership of Class A common Stock (1)	Percentage of Securities (1)
Peter Maddocks 12 College Rd Historic Dockyard, Chatham, Kent UK ML44QY	Director	500,000	1.02%

John Maier 396 Heisler Ct Crystal lake, Il. 60014	CEO	2,000,000	4.10%

Robert Wagner PO Box14 LaGrange, IL 60525	COO	1,000,000	2.05%

Saroya Pardeep Singh c/o GSC Solicitors 31-32 Ely Place, London, UK EC7N6	---	7,500,000	15.37%

Abby International Holding LTD (2) 19-21 Crawford St Suite #363 London, W1H1PJ, U.K.	---	2,500,000	4.81%

Char ms Investments, Ltd Gretton House, Pond St, Grand Tuck, Turks & Caicos Islands, BWI	---	14,950,000	30.63%

Shawn O’Neal 5399 East C-30 a Santa Rosa Beach, Fla 32491	----	2,0800,000	4.16%

David Price 13520 Oriental St Rockville, Md 20853	Secretary	300,000.61%

Ytzhak Sopher 4 Bourne House 189 Sloane Street, London SW1X 9QT	---	3,000,000	6.15%

Pursuant to the rules of the Securities and Exchange Commission, a person is deemed to "beneficially own" shares of common stock over which the person has or shares investment or voting power, or has the right to acquire such power within 60 days. The percentage of common stock owned is calculated based on the number of shares of common stock outstanding, plus in the case of each person the number of shares of common stock issuable only to such person upon the exercise of options or warrants and the conversion of convertible debt securities.

(1) Mr. Clinton Greyling is the sole Director of Charms Investment Limited and is the beneficial owner of the shares owned by that entity.

(2) Mr. Irving Aronson is the beneficial owner of Abby International Holding Ltd.  Abby International Holding Ltd acquired the 2,500,000 shares as of December 8th, 2006. This is reflected on the transfers on the Company’s books.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 25th, 2006, we entered into a stock purchase agreement with Charms Investments Ltd. to purchase the total issued and outstanding shares of Centrabell Ltd. a Commercial Printing Company which trades under the name of "TekPrint”.  Pursuant to the agreement, we agreed to pay Charms Investment Ltd. 3,000,000 shares of our restricted common stock in exchange for 100% of the issued and outstanding shares of Centrabell Ltd. As a result of the stock purchase agreement, Centrabell Ltd became a wholly owned subsidiary of the Company.  By June of 2007, serious financial and managerial disagreements led both parties to sign a Rescission Agreement, releasing each party of further obligations from the other. As part of this Rescission, the 3,000,000 shares issued to Charms Investments Ltd were returned to the company’s treasury and so indicated on the books and records thereof. On December 1st, 2006, the Company entered into a Share Purchase Agreement with Charms Investments Ltd whereby the Company acquired 100% of the outstanding stock of Middleton Settlements, a UK printing company. The consideration given for this purchase was $250,000.00 cash from Textechnologies. Middleton is now a wholly owned subsidiary of Textechnologies and its financials are enclosed infra.

Prior to these acquisitions, we operated as a holding company for companies involved in Internet Gaming Web Site.  At the time of the Centrabell and Middleton acquisitions, Charms Investments, Ltd was the largest shareholder of both companies.

ITEM #12: DESCRIPTION OF SECURITIES

The Company's authorized capital stock consists of 1,000,000,000 shares of common stock, par value of $0.00001 per share, of which 48,811,587 issued and outstanding as of January 11th, 2008. The holders of shares of our common stock are entitled to elect all of the directors and to one vote per share on all matters submitted to shareholder vote. Holders of our common stock are entitled to receive ratably dividends, subject to the rights of the holders of Preferred Stock (if any), as may be declared by our Board of Directors out of funds legally available therefore.

All of the shares of our authorized capital stock, when issued for such consideration as our board of directors may determine, shall be fully paid and non-assessable. Our board of directors has the discretion and may, by adoption of a resolution, designate one or more series of preferred stock and has the power to determine the conversion and/or redemption rights, preferences and privileges of each such series of preferred stock provided that such conversion and/or redemption rights, preferences and privileges of any series of preferred stock does not subordinate or otherwise limit the conversion and/or redemption rights, preferences and/or privileges of any previously issued series of preferred stock.

TRANSFER AGENT

The Company’s transfer agent is Interwest Transfer Company. 19181 East 4800 South St, #100, Salt Lake City, UT. 84117. Tel (801) 272-9294.

SHARES ELIGIBLE FOR RESALE

Future sales of a substantial number of shares of our common stock in the public market could adversely affect market prices prevailing from time to time. Under the terms of this offering, the shares of common stock offered may be resold without restriction or further registration under the Securities Act of 1933, except that any shares purchased by our "affiliates," as that term is defined under the Securities Act of 1933, may generally only be sold in compliance with Rule 144 under the Securities Act of 1933.

In general, under Rule 144 as currently in effect, a shareholder, including one of our affiliates, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or our affiliate. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of our then outstanding common stock, or (ii) the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144. Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not our affiliate, who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or our affiliate for over two years may resell the shares of common stock without compliance with many of the foregoing requirements under Rule 144.

SELLING STOCKHOLDERS

We agreed to register for resale shares of common stock by the selling stockholders listed below. The selling stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling stockholders in connection with the sale of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by the selling stockholders named below and as adjusted to give effect to the sale of the shares offered hereby. The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of the date of this prospectus. All information contained in the table below is based upon information provided to us by the selling stockholders and we have not independently verified this information. The selling stockholders are not making any representation that any shares covered by the prospectus will be offered for sale. The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock being registered.

Except as indicated below, none of the selling stockholders has held any position or office with us, nor are any of the selling stockholders associates or affiliates of any of our officers or directors. Except as indicated below, no selling stockholder is the beneficial owner of any additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities. No selling stockholder is a registered broker-dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares and shares owned pursuant to warrants exercisable within 60 days. The "Number of Shares Beneficially Owned After the Offering” column assumes the sale of all shares offered.

As explained below under “Plan of Distribution,” we have agreed with the selling stockholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

Name	Number of Shares Beneficially Owned Prior to Offering (1)(2)	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering

AJW Partners, LLC (3)/(4)	216,000	216,000	0
AJW Offshore, Ltd (3)/(5)	1,440,000	1,440,000	0
AJW Qualified Partners, LLC(3)/(6)	720,000	720,000	0
New Millennium Capital Partners LLC 3)/(7)	2	2	0
____________

(1)   Unless otherwise indicated, the selling stockholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling stockholders.

(2)   The actual number of shares of Common Stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the callable secured convertible notes involving, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended. However the selling stockholders have contractually agreed to restrict their ability to convert their callable secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the callable secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3)   Some of the selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey Ribotsky is the fund manager, has voting and investment control over the shares listed bellow owned by AJW Partners, LLC. AJW Partners, LLC intends to transfer shares to certain of its affiliates. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd. and a designee of AJW Partners, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC and a designee of AJW Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky  is  the fund manager, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, a designee of AJW Partners, LLC, a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC.

(4)                        Includes 810,000 shares of common stock issuable upon conversion of the Note.

(5)                        Includes 5,400,000 shares of common stock issuable upon conversion of the Note.

(6)                        Includes 2,700,000 shares of common stock issuable upon conversion of the Note.

(7)                        Includes 90,000 shares of common stock issuable upon conversion of the Note.

TERMS OF CALLABLE SECURED CONVERTIBLE NOTES

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with four accredited investors on September 28, 2006, for the sale of (i) $1,500,000 in callable secured convertible notes and (ii) warrants to buy 1,800,000 shares of our Common Stock. This prospectus relates to the resale of our Common Stock underlying these callable secured convertible notes and warrants. The investors are obligated to provide us with an aggregate of $1,500,000 in tranches as follows (the “Tranches”):

•	$500,000 was disbursed on September 28, 2006

•	$500,000 was disbursed June 1st, 2007, the filing of the previous registration statement; and

•	$250,000 was disbursed October 29th, 2007.

•	$250,000 is to be disbursed upon this SB-2 being deemed effective.

Accordingly, upon filing of this registration statement, we will have received a total of $1,250,000 pursuant to the Securities Purchase Agreement.

The funds from the sale of the callable secured convertible notes will be primarily used for working capital needs. The callable secured convertible notes bear interest at 6% (unless our common stock is greater than $%1.5625 per share for each trading day of a month, in which event no interest is payable during such month), mature within three years from the date of issuance, and are convertible into our Class A Common Stock, at the investors' option, at a per share price equal to 40%discount to the average of the three lowest trading prices of the Common Stock during the 20 day trading day period prior to conversion. The callable secured convertible notes become immediately due and payable and we will pay an amount equal to140%  times the sum of (a) the then outstanding principal amount of the Note immediately following the maximum conversion date (the date that we issue 19.99% of our issued and outstanding shares), plus (b) accrued and unpaid interest on the unpaid principal amount of the Note to within fifteen (15) days of the maximum conversion date, plus (c) default interest, if any, on the amounts referred to in clause (a) and/or (b) above, plus (d) any optional amounts that may be added thereto at the maximum conversion date by the holder (the then outstanding principal amount of this Note immediately following the maximum conversion date), plus the amounts referred to in clauses (b), (c) and (d) above shall collectively be referred to as the “ Remaining Convertible Amount ”). In the event that the sum of (x) the aggregate number of shares of Common Stock issued upon conversion of the Notes issued pursuant to the Purchase Agreement plus (y) the aggregate number of shares of Common Stock that remain issuable upon conversion of the Notes and the other Notes issued pursuant to the Purchase Agreement, represents at least one hundred percent (100%) of the maximum share amount (the “ Triggering Event ”), the Borrower will use its best efforts to seek and obtain Shareholder Approval (or obtain such other relief as will allow conversions hereunder in excess of the Maximum Share Amount) as soon as practicable following the Triggering Event and before the maximum conversion date. As used herein, “Shareholder Approval” means approval by the shareholders of the Company to authorize the issuance of the full number of shares of Common Stock which would be issuable upon full conversion of the then outstanding Notes but for the Maximum Share Amount. In connection with the issuance of the Notes, we agreed to register two times the number of shares of common stock issuable upon conversion of the Notes.

The warrants are exercisable until seven years from the date of issuance. The conversion price of the callable secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances, such as, if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder's position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property.

The warrants have an exercise price of $1.00 per share. The selling stockholders will be entitled to exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrants will be adjusted in the event we issue common stock at a price below market, with the exception of any securities issued as of the date of the warrants or issued in connection with the callable secured convertible notes issued pursuant to the Securities Purchase Agreement, dated September 28th, 2006.

Upon the issuance of shares of common stock below the market price, the exercise price of the warrants will be reduced accordingly. The market price means: (i) the average of the last reported sale prices for our shares of our Common Stock for the five trading days immediately preceding such issuance as set forth on our principal trading market; (ii) if the OTCBB is not the principal trading market, the average of the last reported sale prices on the principal trading market for the Common Stock during the same period or (iii) if the market value cannot be calculated then the fair market value as reasonably determined in good faith by our board of directors, or at the option of a majority-in-interest of the holders of the outstanding warrants, by an independent investment bank. The exercise price shall be determined by multiplying the exercise price in effect immediately prior to the dilutive issuance by a fraction. The numerator of the fraction is equal to the sum of the number of shares outstanding immediately prior to the offering plus the quotient of the amount of consideration received by us in connection with the issuance divided by the market price in effect immediately prior to the issuance. The denominator of such issuance shall be equal to the number of shares outstanding after the dilutive issuance.

ITEM #13: INTEREST OF NAMED EXPERTS & COUNSEL

David E. Price, General Counsel to the company, receives a monthly fee, is the secretary of the corporation, has never worked on a contingent basis, and has 300,000 common shares. He has no other interest or connection to the company. Hymann, Suissa & Stone have received a fee for their accounting of the company’s financials, have never worked on a contingent basis and have no other interest or connection to the company.

ITEM #14: DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Per Reg §228.510, the subscription agreement for these registered shares bears the following provision for indemnification under the Securities Act. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

To the extent permitted by law, the Company will indemnify, hold harmless and defend (i) each Investor who holds such Registrable Securities, (ii) the directors, officers, partners, employees, agents and each person who controls any Investor within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the “1934 Act”), if any, (iii) any underwriter (as defined in the 1933 Act) for the Investors, and (iv) the directors, officers, partners, employees and each person who controls any such underwriter within the meaning of the 1933 Act or the 1934 Act, if any (each, an “Indemnified Person”), against any joint or several losses, claims, damages, liabilities or expenses (collectively, together with actions, proceedings or inquiries by any regulatory or self-regulatory organization, whether commenced or threatened, in respect thereof, “Claims”) to which any of them may become subject insofar as such Claims arise out of or are based upon: (i) any untrue statement or alleged untrue statement of a material fact in a Registration Statement or the omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading; (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus if used prior to the effective date of such Registration Statement, or contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading; or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any other law, including, without limitation, any state securities law, or any rule or regulation thereunder relating to the offer or sale of the Registrable Securities (the matters in the foregoing clauses (i) through (iii) being, collectively, “Violations”).  Subject to the restrictions set forth in Section 6(c) with respect to the number of legal counsel, the Company shall reimburse the Indemnified Person, promptly as such expenses are incurred and are due and payable, for any reasonable legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim.  Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(a): (i) shall not apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by any Indemnified Person or underwriter for such Indemnified Person expressly for use in connection with the preparation of such Registration Statement or any such amendment thereof or supplement thereto, if such prospectus was timely made available by the Company pursuant to Section 3(c) hereof; (ii) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld; and (iii) with respect to any preliminary prospectus, shall not inure to the benefit of any Indemnified Person if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented, such corrected prospectus was timely made available by the Company pursuant to Section 3(c) hereof, and the Indemnified Person was promptly advised in writing not to use the incorrect prospectus prior to the use giving rise to a Violation and such Indemnified Person, notwithstanding such advice, used it.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

In connection with any Registration Statement in which an Investor is participating, each such Investor agrees severally and not jointly to indemnify, hold harmless and defend, to the same extent and in the same manner set forth in Section 6(a), the Company, each of its directors, each of its officers who signs the Registration Statement, each person, if any, who controls the Company within the meaning of the 1933 Act or the 1934 Act, any underwriter and any other shareholder selling securities pursuant to the Registration Statement or any of its directors or officers or any person who controls such shareholder or underwriter within the meaning of the 1933 Act or the 1934 Act (collectively and together with an Indemnified Person, an “Indemnified Party”), against any Claim to which any of them may become subject, under the 1933 Act, the 1934 Act or otherwise, insofar as such Claim arises out of or is based upon any Violation by such Investor, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by such Investor expressly for use in connection with such Registration Statement; and subject to Section 6(c) such Investor will reimburse any legal or other expenses (promptly as such expenses are incurred and are due and payable) reasonably incurred by them in connection with investigating or defending any such Claim; provided, however, that the indemnity agreement contained in this Section 6(b) shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of such Investor, which consent shall not be unreasonably withheld; provided, further, however, that the Investor shall be liable under this Agreement (including this Section 6(b) and Section 7) for only that amount as does not exceed the net proceeds to such Investor as a result of the sale of Registrable Securities pursuant to such Registration Statement.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Party and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this Section 6(b) with respect to any preliminary prospectus shall not inure to the benefit of any Indemnified Party if the untrue statement or omission of material fact contained in the preliminary prospectus was corrected on a timely basis in the prospectus, as then amended or supplemented.

Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be; provided, however, that an Indemnified Person or Indemnified Party shall have the right to retain its own counsel with the fees and expenses to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Indemnified Person or Indemnified Party and the indemnifying party would be inappropriate due to actual or potential differing interests between such Indemnified Person or Indemnified Party and any other party represented by such counsel in such proceeding.  The indemnifying party shall pay for only one separate legal counsel for  the Indemnified Persons or the Indemnified Parties, as applicable, and such legal counsel shall be selected by Investors holding a majority-in-interest of the  Registrable Securities included in the Registration Statement to which the Claim relates (with the approval of a majority-in-interest of the Initial Investors), if the Investors are entitled to indemnification hereunder, or the Company, if the Company is entitled to indemnification hereunder, as applicable.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this Section 6, except to the extent that the indemnifying party is actually prejudiced in its ability to defend such action.  The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

ITEM #15: ORGANIZATION WITHIN THE LAST 5 YEARS

The Company is a registered Delaware Corporation since 1986.  Note all matters relating to Reg. §228.404 (Certain Relationships and Related Transactions) are specifically addressed in section #19, infra.

ITEMS #16, 17: DESCRIPTION OF BUSINESS; MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward-Looking Statements - The information set forth in Management's Discussion and Analysis of Financial Condition and Results of Operations ("MD&A") contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, including, among others (i) expected changes in the Company's revenues and profitability, (ii) prospective business opportunities and (iii) the Company's strategy for financing its business. Forward-looking statements are statements other than historical information or statements of current condition. Some forward-looking statements may be identified by use of terms such as "believes", "anticipates", "intends" or "expects". These forward-looking statements relate to the plans, objectives and expectations of the Company for future operations. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reasonable assumptions within the bounds of its knowledge of its business and operations, in light of the risks and uncertainties inherent in all future projections, the inclusion of forward-looking statements in this report should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

You should read the following discussion and analysis in conjunction with the Financial Statements in this prospectus and Notes hereto, and the other financial data appearing elsewhere in this prospectus.

The Company's revenues and results of operations could differ materially from those projected in the forward-looking statements as a result of numerous factors, including, but not limited to, the following: the risk of significant natural disaster, the inability of the Company to insure against certain risks, inflationary and deflationary conditions and cycles, currency exchange rates, changing government regulations domestically and internationally affecting the New Internet, including various taxing authorities, VAT, OSHA, and general market conditions, competition and pricing, changes in external competitive market factors, termination of certain agreements, protocol, or inability to enter into strategic agreements, inability to satisfy anticipated working capital or other cash shortage requirements, changes in or developments under domestic or foreign laws, regulations, governmental requirements or in the IT industry, changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the market. In light of these risks and uncertainties, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

The Company is currently reviewing and implementing new disclosure controls and procedures to ensure that they fully comply with the new Securities Exchange Act Rules 13a-15 and 15d-15.

The Company currently operates a wholly owned subsidiary, Middleton Settlements, which trades under the name “Microset Graphics”, a commercial printing company based in England and anticipates seeking certain other strategic acquisitions.

Results of Operations

Since the company is still in its infancy stages, there is really no history of operations for review. The funds from the sale of the callable secured convertible notes will be primarily used for working capital needs.  A more thorough review of the operations is found in the “Business History” section infra

Liquidity and Capital Resources

The Company’s primary needs for liquidity and capital resources are the funding of salaries and other administrative expenses related to the management of the Company.

We entered into a Securities Purchase Agreement (the “Agreement”) with four accredited investors on September 28, 2006, for the sale of (i) $1,500,000 in callable secured convertible notes (the “Notes”) and (ii) warrants to buy 10,000,000 shares of our Common Stock (the “Warrants”). Pursuant to the Agreement, the investors are obligated to provide us with an aggregate of $1,500,000 in several tranches: (a) $500,000 was disbursed on September 28, 2006; (b) $500,000 was disbursed on June 1st, 2007 upon the filing of the previous registration statement; $250,000 was disbursed on October 29th, 2007, and the remaining $250,000 will be disbursed upon the effectiveness of the registration statement.

The cash received pursuant to the Agreement to date is sufficient to sustain our operations for 12 months. The Company may be required to seek additional financing regardless of the amount of funds received pursuant to the Agreement.

Critical Accounting Policies and Estimates

The preparation of our financial statements requires our management to make estimates and assumptions that affect the reported amounts on our financial statements. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

The Notes to the financial statements included in this filing contain a discussion of our significant accounting policies and recent accounting pronouncements applicable to us.

Recent Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” The Statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts entered into or modified after June 30, 2003. The guidance should be applied prospectively. The provisions of this Statement that relate to SFAS 133 Implementation Issues that have been effective for fiscal quarters that began prior to June 15, 2003, should continue to be applied in accordance with respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist, should be applied to existing contracts as well as new contracts entered into after June 30, 2003. The adoption of SFAS No. 149 is not expected to have an impact on the Company's financial statements.

In May 2003, the FASB issued Statement of Accounting Standards No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS No. 150). SFAS No. 150 establishes standards for classification and measurement in the statement of financial position of certain financial instruments with characteristics of both liabilities and equity. It requires classification of a financial instrument that is within its scope as a liability (or an asset in some circumstances). SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We have not yet determined the impact, if any, of the adoption of SFAS on its financial position or results of operations.

In May 2003, the consensus on EITF Issue No. 01-08, "Determining Whether an Arrangement Contains a Lease," was issued. The guidance in the consensus applies to the purchase or sale of goods and services under various types of contracts, including outsourcing arrangements. Based on the criteria in the consensus, both parties to an arrangement are required to determine whether the arrangement includes a lease within the scope of SFAS No. 13, "Accounting for Leases.” The new requirement applies prospectively to new or modified arrangements for reporting periods beginning after May 28, 2003. Accordingly, as of August 1, 2003, the Company accounted for new or modified arrangements based on this guidance. Adoption of this standard did not have an impact on our financial statements.

On December 18, 2003 the SEC issued Staff Accounting Bulletin No. 104, Revenue Recognition ("SAB 104"), which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104's primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, which was superseded as a result of the issuance of EITF 00-21, Accounting for Revenue Arrangements with Multiple Deliverables. The adoption of SAB 104 did not have a material impact on our financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which is an amendment to SFAS No. 123, Accounting for Stock-Based Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees. This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees (APB 25) and requires such transactions to be accounted for using a fair-valued-based method, with the resulting cost recognized in the Company's financial statements. This new standard is effective for annual periods beginning after June 15, 2005. The Company has not awarded or granted any share-based compensation to date and, therefore, the adoption of this standard is not expected to have any effect on the Company's financial position or results of operations until such time as share-based compensation is granted.

In December 2004, the FASB issued SFAS No. 153, Exchange of Non-monetary Assets. SFAS No. 153 amends APB Opinion No. 29, Accounting for Non-monetary Transactions, to eliminate the exception for non-monetary exchanges of similar productive assets. The Company will be required to apply this statement to non-monetary exchanges after December 31, 2005. The adoption of this standard has not had a material effect on the Company's financial position or results of operations.

BUSINESS

iMAN
1.0  Executive Summary

Overview
iMAN Wireless Publishing was the first wireless communications suite capable of delivering data anytime, anywhere—wirelessly and instantly. Moreover, iMAN’s advanced cell-system interoperability allows it to work on any web-enabled phone, and on any wireless carrier, without the need to install additional hardware or software. This is an industry first.

iMAN basically receives from a cell phone a unique language and translates it to be useable on a PC. Additionally, we take most data from PCs and translate it into a useable format and language for cell phones to view. iMAN is not phone-centric but web-centric. You don’t need bigger, better, more powerful phones to work with iMAN. iMAN leaves the power of information in computer servers with the results viewable from cell phones.

iMAN is a wireless publishing communication suite with an ultra-enhanced, multi-networking, messaging system that is generations beyond today’s simple messaging systems (SMS) technology. iMAN can deliver color photos and unlimited amounts of text (500 to 1000 times that of SMS). Plus it has the ability to retrieve text and photographs from a corporate repository of information (wireless library), anytime, from anywhere, and, more importantly, over any wireless data network.

The cross-functional capabilities engineered into iMAN allow businesses on a global enterprise level to “push” information, such as alerts and text messages, to any and all web-enabled phones anywhere in the world (one-to-one or one-to-many).  It can also capture data from any wireless phone. iMAN is built around a proprietary multi-networking technology that is totally unique. It is a next-generation messaging system that provides unparalleled security and interoperability. iMAN has multiple patents pending to protect its intellectual property.

The Company
iMAN, Inc. is a Delaware Corporation and is a wholly-owned subsidiary of Textechnologies, Inc. (txtg.pk) with offices in Illinois.  Its strategy is to grow through licensing agreements and strategic alliances. The company has two patents pending one on our technology with multiple claims (WO200411492) http://ofi.epoline.org/view/GetDossier. The other Patent is on a cell phone display enhancement device that works with every cell phone in the world.

Patents Pending
iMAN has filed for patents on our applications in several areas in 2002.

➢	Patent Claims for interoperability of messaging on multiple wireless networks.

➢	Security claim for accessing the website with automatic authentication tied to a manual PIN number that is input by the user.

➢	Claims for ease of use in building a codeless wireless website for cell phones.

➢	Claims for the process of adding images to the wireless website.

➢	Claims for adding wireless website links into SMS messaging that automatically bring the end user to our wireless website.

➢
Claims for bypassing the very expensive short code process by combining different technologies to achieve the same results as the short code but expands the age demographic of the user from 15 to 30 to a whopping 15 to 70.

➢
We have also developed a device that magnifies any phone or PDA display by a factor of 2 to 5 times. This device has a targeted market of every phone in the world! This is ideal for imaging, gaming and viewing videos.

Value Proposition
The value proposition offered by iMAN is quite simple:

➢	A single communication solution for all wireless carriers.

➢	Immediate Deployment of messaging and wireless websites / libraries.

➢	Global reach with data retrieval and messaging for under 30¢ a day—less than the cost of mailing a single letter.

➢	Reach thousands of users in less time than it takes to call two people on their cell phones.

➢	No capital outlay required by the business for new equipment.

➢	iMAN works with existing handset’s software, meaning no handling of phones.

➢	iMAN is carrier independent, meaning it functions on all existing wireless web networks.

Mobile Security
iMAN has applied for patents on several different types of security protocols built into iMAN applications, in addition to the security that is already a part of the current wireless technologies used in conjunction with iMAN. iMAN also uses two levels of access rights to fetch the information required for accessing web-resident data using wireless phones. iMAN’s secure access protocols match a user’s name and password to his/her subscriber ID for authentication.

Higher levels of security are available using Secure Socket Layer (SSL) security and Public Key Infrastructure (PKI) with128-bit Encryption. This “near-military” level of encryption is considered unbreakable using current levels of technology.

The company is confident in its ability to maintain a secure process thanks to the advancement of wireless technology.  Before digital phones, cloning and interception of voice conversations on the old first-generation wireless analog networks was common. The newer digital 2G networks have ended the cloning process. Each digital technology has many levels of encryption built into it. CDMA platforms were once used for secure battlefield communications by the US military.

Of great importance is the fact that iMAN works on all major wireless carriers giving users a redundancy of platforms and data pipelines to insure critical information can reach as many individuals as possible in the case of a national crisis or disaster using the data channel levels of encryption built into it.

iMAN was designed to utilize the existing $184 billion wireless multi-network infrastructure to support its technology. This conveniently comes without any start-up capital requirements. iMAN’s unique technology works with all wireless service providers and not against them. Customers control delivery and content of data, but the primary reason customers will buy from iMAN, rather than the competition, is to use iMAN’s wireless data enterprise suite of solutions...  iMAN alerts can be broadcast to large groups of people nationwide. Alerts can be focused by region, state, city and zip code, or down to a single individual. ONE-to-MANY capabilities on an international scale is a disruptive competitive advantage. Alerts also carry an embedded link that takes recipients to the Company's wireless website for additional information.

Nearest Competitors
No one company offers the breadth of products included in iMAN. If fact, iMAN is the only company that offers many of the features discussed in this summary.

TagTAG.com allows people to make mobile websites. They don’t offer a messaging component and the sites is complex unlike our 3 simple to use 3 step process.

Skype Mobile requires a Pocket PC type phone with a large amount of memory and the phone be on a 3G network. iMAN works on the old 2G, 2.5 G and 3G networks and we work on the low cost cell phone and not the expensive Pocket PC.

SMS AC is a text messaging company that allows for 120 characters in the message or about 23 words 5 letter words. iMAN has no text limit and we can send images as well. We also have a mobile website attached to the messaging center for more data. SMS AC does not offer mobile websites.

Tribal Text offers an extensive messaging system that is complex to use and design. The messages are limited to 160 characters. iMan offers 3 easy steps to send text messages with images to an unlimited number of people with read receipts to verify the message was read.

iLOOP offers  mobile websites, sms messaging and mobile store fronts. They have not integrated the messaging with the mobile websites. Their focus is to be the technology for other companies that want a mobile presence to consumers. iMAN has the completely integrated system for one stop shopping for business. One site does it all.

Financing and Use of Proceeds

The company has self funded the business and has developed multiple applications.

In February 2007 iMAN was acquired by Textechnologies, a public company (TXTG.pk).Any forecast monies will be primarily to hire sales and marketing professionals, to acquire sales and resellers, as well as, a financial officer.

We will also rent space from an office pool to keep expenses down. Funds will be used to train the resellers and to find key resellers around the country as they have existing sales forces and clients. A public relations firm has been retained to build the public image of iMAN to the media for strategic PR. We have a new program that needs to be developed called “Firestorm” designed for associations and unions to provide instant feedback from the rank and file and to issue letters to their elected officials within minutes of the request.

Additionally several new applications need to be developed to meet the needs of the market.  These applications include a unified mobile platform to integrate with existing mobile video content providers and an interface with inventory and POS systems for food service and manufacturing.

Management

The executives of iMAN, John Maier and Robert Wagner, collectively have over 30 years of business start-up, operations, and marketing experience with strong telecom backgrounds.  A few key executives will be hired to help develop the company to it fullest potential. IMAN desires to keep the company lean in executives as outsourcing will save the company money by reducing overhead in several key areas.

Major Features and Benefits

•	Patent pending technology overcomes existing limits on text messaging. Unlimited amounts of text and images can now be viewed on a multitude of wireless devices.

•	Disruptive Technology in wireless communications with a suite of Enterprise applications.

•	Wireless Publishing applications allow organizations to provide instant communications to geographically disbursed knowledge workers’ cell phones from one person to many.

•	Powerful Push and Pull technology developed has broken the interoperability barrier for messaging to cell phones on most wireless carriers.

•	The Pull factor provides organizations the ability to securely control and manage data for mobile knowledge workers.

•	The telecom industry’s most secure method of transporting wireless data.

•	Rapid or instant dispersal of information with total interoperability is an ideal solution for problems plaguing security teams around the world.

•	Data can now be captured from the phone allowing for opinion/market polling and testing.

•	A true enterprise application, due to its robust interoperability, makes iMAN wireless carrier- agnostic. This gives companies maximum flexibility in choosing wireless carriers.

•	A sliding cost scale for volume users—the more users added to a site, the greater the savings.

•	Implementation is easy. iMAN is a hosted application that does not require IT departments to support implementation or maintain support. These savings drop to the bottom line.

•	iMAN preserves capital since users do not need any cell phone modifications or new costly computer servers, other related equipment is required. iMAN is a Turnkey solution!

•	Real-time updates on data means users always have the most accurate data possible.

•	Tremendous consumer marketing applications due to interoperability and data capture

Applications

Homeland Security	PowerPoint to cell phones
Mobile Wanted Posters	Real Estate listings in color
Nationwide Amber Alert capabilities	Wireless brochures and catalogs
Entertainment Industry for images and promos	Wireless magazines with photos
Public Relations for crisis management	Marketing, Sales, Pricing Alerts
Wireless Handset Instant Opinion Polling	Wireless Distance Training and Testing
Instant promotions for nightclubs and bars	Wireless Time and Attendance
Real Time Voting Exit poll information	New Advertising Media
Supply Chain Management (SCM)	Sales Force Automation Applications(SFA)
Wireless Mall Security Applications	Customer Relations Management (CRM
True Enterprise Data Applications	Wireless Fleet Maintenance Program

Resellers:

iMAN has signed several resellers  and sales rep agreements as well as a few joint ventures with rep companies to offer our services.  Contracts are available upon request.

Profitability

As shown in the highlights chart below, implementing this business plan, we believe that the International Message Alert Network, Inc. will rapidly spread. The iman system becomes much more efficient with more subscribers. Each new subscriber reduces the cost per subscriber. Unlike a physical product where the cost of good sold grows with each new customer we are the opposite the cost of services drop for each new customer.

Projected Subscriber Base

1.1  Objectives

The objectives of iMAN Inc. International Message Alert Network, Inc. are:

•	To build and develop an industry standard for wireless data and interoperability.

•	Build a business that provides a high return on investment.

•	To develop an exit strategy through acquisition by another company.

1.2  Mission

International Message Alert Network, Inc.'s (iMAN) mission is simple and straightforward:

•
Purpose– iMAN’s wireless publishing is designed to provide the fastest, most reliable enterprise-wide multi-network interoperable wireless applications, of data anytime, anywhere around the world, to small sized and large businesses, governmental agencies, transportation industries and the medical community. iMAN offers low cost communication solutions for a high priced problem.... The need for information and images now…to get information anytime and anywhere in the world.

•
Vision– Become the industry standard for wireless data interoperability. Additionally to license our interoperability patent for messaging. This is accomplished by providing the first interoperable wireless data platform; the fastest response, informed expertise, and consistently high quality secure enterprise-wide wireless data solutions, iMAN will generate satisfied users to provide a strong future. Develop custom interactive applications for the most urgent messages to large groups. Introduce iMAN internationally to Europe and Asia.

•
Mission– To become the enterprise mobile applications leader in the wireless data industry. This obtainable with our cross carrier applications and our low start up costs. Majority of mobile applications are consumer based while we offer both consumer and business applications.

•	Marketing Slogan - ALL WITHIN REACH

•	Software Platform – DAWDAT – Data Anywhere Data Anytime

1.3  Keys to Success

The keys to success for International Message Alert Network, Inc. are:

•
Marketing and Networking. Put the product in the hands of potential clients and they will easily comprehend the incredible power of this product and show the value to any midsized or larger organization.

•	Concentrate sales efforts on reseller organizations to best utilize their large sales forces without the expense of hundreds of employees.

•	Responsiveness, in less than 2 weeks most applications can be 100% operational without a capital expenditure.

•
Quality training will be provided based on the applications needs. Training an administrator takes less than 30 minutes. On line training, Webinars and conference calls will be held for training with PowerPoint aids and FAQs.

•	Establishment of a strategic relationship with Knowledgestorm’s network of search engines.

•	Establishment of a strategic international relationship with key organizations

•	Market the multi-network interoperable Homeland Security applications.

•	Market Wireless Publishing brochures and catalogs

•	Market Wireless entertainment magazines

•	Market the interactive testing / quiz application also known as distance training.

•	Market the multi-network interactive Opinion Polling applications.

•	Market the Wireless Time and Attendance application with sales reporting tools.

•	Market the first multi-network wireless nationwide Amber Alert program.

•	Market the multi-network Wireless Fleet Maintenance applications.

•	Market the Dispatch Service applications.

2.0  Company Summary

International Message Alert Network, Inc. has with the following characteristics:

•	iMAN’s Wireless Publishing is market ready now and has more product lines to release in the near future as funding permits.

•	iMAN is incorporated in the State of Delaware.

•	iMAN has established an Independent Contractor as a Strategic Partner to resell our products to schools and businesses.

•	iMAN has established a reseller programs with several entities.

•
The goal will be to start marketing this unique application as inexpensively as possible, as the major expenses are marketing and manpower, the product is fully developed and 100% operational. Applications can be adapted or customized easily to meet corporate needs for a customization fee based on the extent of adaptation.

2.1  Company Ownership

International Message Alert Network, Inc. is a Delaware corporation, founded by John Maier and has since been acquired by Textechnologies Inc, which owns 100% of the iman stock.

John Maier is the CEO and the President of the company

Robert Wagner is the Vice President of sales and marketing.

As the business revenues and funding increases, additional people will be brought in to the business to increase sales and to help manage this dynamic organization.

2.2  Start-up Summary

X marks the spot for the iMAN Wireless Publishing products
XX marks the spot when competitors enter the market due to high profits.

Projections

	Year 1	Year 2
Total Annual Sales	$7,243,815	$21,637,647
Total Cost of Goods Sold	$1,510,151	$4,784,225
Gross Profit	$5,733,664	$16,853,422
Total Operating Expenses	$3,064,096	$10,234,424
Operating Income	$2,669,568	$6,618,998
Income (Loss) Before Taxes	$2,669,568	$6,618,998
Income Taxes	$587,305	$1,456,180
Net Income (Loss)	$2,082,263	$5,162,818

2.3  Company Locations and Facilities

 We will open our offices in a HQ type of center for a professional appearance with low cost.

•	Computer facilities will initially consist of web host's servers located in Central Iowa and other hosting locations as needed in various parts of the US for redundancy and backup features.

•	We are a wireless mobile business that will practice what we preach, with our wireless data on line for people to see. We will use our mobile phones almost exclusively for business purposes.

•	All offices have computer facilities, fax machines, email and wireless phones.

3.0  Services

iMANTM will offer mid sized and large businesses and government agencies a quick-response, reliable source of technical help for their iMAN program. The application's name will change appropriately depending on the industry to be identifiable.

iMAN has developed sales literature, brochures, and a web page.  www.imanwireless.com

Exclusively iMAN’s owners will provide fulfillment of services, web hosting company and resellers’ sales teams in the start phase.

Technology is a critical component of this business: Today virtually all businesses use digital mobile phones. Today, a majority of all phones have internet access and all phones can receive SMS messages. Digital phones are common now making up over 99% of all wireless phones with over 75% have web capable phones. This number is growing daily as new handsets all are web and image capable. Today there are over 1000 models of text enabled cell phones that can view our wireless websites and all camera phones can view full color images. Most of the new camera phones can now view video clips or even watch television on their phone. Video clips are just another form of data and iMAN can download video clips as well.

3.1  Service Description

iMAN will be an ASP Application Service Provider. This model is used for a monthly subscription service with monthly payment for each user that has access to the wireless website. This is the same business model as an ISP Internet Service Providers use.

iMAN has to offer nine services, corresponding to the needs of businesses to improve communications on interoperable multi-networks, Alert ONE for Homeland Security, Wireless Publishing for corporate marketing, media and entertainment, Mobile Social Software for business and consumers, Time and Attendance, Opinion Polling, Distance Training, and Fleet Maintenance programs and to provide instant updates to all mobile employees anywhere and anytime. A capital expenditure is not required to make the iMAN program work, providing the customers an outstanding ROI while they save money instantly, reduce travel expenses and increased employee knowledge, skill sets and productivity.

1.
Use our custom data engine site for Homeland Security information required for use by mobile security staffs. Design an effective layout that is easy to navigate on any wireless web-enabled phone. Data can be retrieved any time; from any where in the world where wireless internet phone service exists.

2.
Implement Alert ONE Homeland Security message system which can push data to the mobile staffs Anywhere Anytime. Data can be a short message, or twenty 8x10 single spaced typed pages. This can be done Anytime, Anywhere in the world that has digital internet phone service.

3.
Implement our Time and Attendance interactive site so that any company can use to capture data from the mobile staffs for time and attendance information. This program can also be used for instant sales reporting. Computer program will capture and summarize all data received in the form of frequency charts and spreadsheets.

4.
WHIP is an opinion poll program, that is faster than any phone survey and have the results tallied for you by the computer. Now you can get opinions from thousands of people instantly and see the results in minutes not hours or days, for a very small percent of national polling organizations.

5.
Wireless Publishing allows for any organization to offer a catalog of images with unlimited amounts of text with each image. Imagine if Victoria’s Secrete offered their catalog to cell phones users with the ability to offer weekly specials. Currently it is too expensive to do that by mail but not when using wireless publishing.

6.	PowerPoint on Demand for wireless handsets is now available. Developing a presentation that can be viewed on a cell phone any time any where is now possible using iMAN.

7.	Mobile Social software for consumer to reach out to other while on the go with personal websites and messaging.

The layout of the management portion of the wireless communications console or website is very easy to use. After 16 months of intense development on the user interface, the products are ready to come to market.

During the 16 months many new developments and enhancements were added to the program which now has over 50,000 lines of code. The genius of this program is the user interface that requires no computer programming skills to be the administrator. Anyone that can send an email with an attachment and perform a copy and paste function from a Word document can manage an iMAN wireless application. During this time another major development was the highlight and click capability for the end user on the phone. Users do not need to type requests to see information. Just scroll down the menu and click.

Administrator will designate which users have management permissions and which users have read only permissions. Users with management permissions will have the ability to update their company’s private and secure wireless website.

3.2 Competitive Comparison

There appear to be four main classes of competition, the largest of which consists of wireless communication companies selling phones, paging companies, two way radios like Nextel and text pagers:

•
Wireless Communications Companies (Sprint-Nextel, AT&T Wireless, T-Mobile, and Verizon) - These companies' primary goal is to sell new phones and lines of service. Everything else requires a specialist and additional time. Their sales staffs are commissioned on unit sales, so they don’t have the time to sell complex data applications. Their data applications are LIMITED to their brand of phones only, so it is not a multi-network enterprise application. Additionally, our research into the retail stores of these companies show most store’s staffs have a hard time accessing the wireless internet. If they can’t use it how do they sell it?

•
2-way radio companies such as Sprint/Nextel with their push to talk for instant conversations. Their sales staffs are commissioned on unit sales, so they don’t take the time to sell simple or complex data applications. Their network is “3G” and can receive images to the phones.

•
Paging companies that allow 1-way or 2-way text message can be sent quickly.  However, pager users must then find a phone to respond quickly. Text size is limited. Images can’t be sent to pagers which can’t retrieve data from the wireless website.

•
Text message devices like RIM / Blackberry, where two way messaging can be accomplished when a phone call is in-appropriate. Accessing a website for additional information is available. Program service costs are expensive starting at $39.99 a month for service fees not including the cost of $400 for the equipment and the Licensing fees. These devices can receive images like new cell phones can.

•
Standard IM instant messaging to a computer or a phone is good for short messages and emails. The size of the message is 100 to 256 characters which is less than 5% the size of an iMAN Alert. The competitive edge for iMAN will be to expand on all the communications companies’ already existing products, as our multi-network products work on all digital wireless devices that have web access.

•	csoft.co.uk/prices has prices from, $0.15 cents per basic SMS message down to $0.071 cents per message for 1 million plus messages per month they also charge $2.75 for a downloadable ringtone.

•	Ipipi.com offers basic SMS messaging from $0.14 cents down to $0.091 per message based on volume and a 160 character limit

•
Inman offers a $149.95 annual prepaid program to open a gateway to Multiple Listing Service which works out to $12.50 for this site only. No messaging. They also offer for $8.25 a month which is $99 prepaid to receive a news letter to their phone.

iMAN has in excess of $184 Billion dollars of wireless multi-network infrastructure to use that supports our applications, without any capital cost for the network! Of course, International Message Alert Network, Inc. fits into the best group as a small company with a product that enhances all the wireless service providers and increases their average revenue per unit. (ARPU).  The primary reason that customers will buy from iMAN rather than the wireless phone companies, is the carriers’ data solutions are limited to a single network and require capital cost. Enterprise companies manage one communications system with iMAN, not six as with the wireless carriers to get multi network compatibility.

The customers manages their own data for the iMAN application, so that instant access and updates are possible. No Special software knowledge and programming skills are needed. If a person can create a simple PowerPoint presentation or a Word document, then they have the computer skills needed to administer this program.

3.3 Competitive Wireless Carrier Analysis to iMAN Product Line

Business Data Needs	Wireless Carrier	iMAN
Works on All Web Enabled Phones	NO	YES
Works with Other Wireless Carriers	NO	YES
Works Internationally	NO	YES
Requires IT Investment	Usually	NO
Works on Carriers Phones Only	YES	NO
Maximizes Freedom To Switch Wireless Carriers	NO	YES
Maximizes Freedom To Switch Phone Models	NO	YES
Easy and Simple to Use	NO	YES
IT dept. Must Run Program	YES	NO
1 Program for All Phones	NO	YES
Carrier Technology Independent	NO	YES
Cell Phone Manufacturer Independent	NO	YES

Competitive Messaging Analysis to iMAN Product Line

FEATURES	Pagenet	Beeper.Com	Extreme Paging	Yomax Extreme	Blackberry 850/950	Skytel / Skyword	IMAN	Best
Coverage	Metro Areas Only	Metro Areas Only	Metro Areas Only	Metro Areas Only	Based on wireless carrier	Metro Areas Only	Based on wireless carrier	iMAN
Text limit in Characters	996	100	100	100	2000	240	No limit	iMAN
Distance Testing	NO	NO	NO	NO	NO	NO	YES	iMAN
Retrieve Data From website?	NO	NO	NO	NO	NO	NO	YES	iMAN
View Photo on Device	NO	NO	NO	NO	NO	NO	YES	iMAN
Hours Messages Saved For	96 Hours	96 Hours	96 Hours	96 Hours	96 Hours	72 Hours	NO LIMIT	iMAN
Messages Date Stamped When Sent?	YES	YES	YES	YES	YES	YES	YES	ALL
Messages Date Stamped When Read?	NO	NO	NO	NO	NO	NO	YES	iMAN
Voice Reply to Message?	NO, must use another device	NO, must use another device	NO, must use another device	NO, must use another device	NO, must use another device	NO, must use another device	YES	iMAN
Display Size in lines	1 to 4	1 to 4	1 to 4	1 to 4	6 to 8	1 to 4	4 to 9	iMAN
Distribution Lists	SMALL	SMALL	SMALL	SMALL	LARGE	very small	LARGE	iMAN
Restricted to a singe service provider	YES	YES	YES	YES	YES	YES	NO	iMAN
Save Messages When Out Of Coverage	Only 96 hrs after leaving network	Only 96 hrs after leaving network	Only 96 hrs after leaving network	Only 96 hrs after leaving network	No Time Limit	Only 72 hrs after leaving network	No Time Limit	iMAN
Annual Cost	$347	$349	$549	$319	$719	$480	$180	iMAN Saves $

SWOT ANALYSIS

Strengths

•	Ultra Enhanced SMS Compatible
•	Technology Independent
•	Wireless Carrier Independent
•	One to Many Communications
•	Multi- Distributions List Capable
•	Global Reach
•	Resellers Agreements in place
•	Photo and text capability
•	Wireless Data Capture Capable
•	Low Corp Overhead Expenses
•	Compatible with all Web- enabled Phones 2G, 2.5G & 3G
•	Compatible with all Wireless Carriers that offer mobile internet
•	Service Business No Inventory
•	Low Monthly Cost to Users
•	Multiple Data Applications
•	Superior to Paging and RIM
•	Quick Implementation < 2 weeks

Weaknesses

•	No Name Brand Recognition
•	Small Company
•	Small Capitalization
•	Requires Web Enabled Phones
•	Marketing a intangible Product
•	Lack Of B2B Sales Staff

Opportunities

•	Market Next Generation Ultra Enhanced IM & SMS Products
•	Wireless Carriers’ Applications good Only on their brand of Phones
•	Mobile Social Software Applications
•	Wireless Publishing is New
•	Market Nationwide Alert System
•	Develop International Partners
•	Develop Wireless Carrier Partners
•	Market Wireless Opinion Polling
•	Coupon-ing & Promos to Phones
•	Enterprise Applications Needed
•	Set the Industry Standard
•	Marketing Promotions
•	Wireless PowerPoint on Phones

Threats

•	SMS & IM Companies with Big Budgets
•	Lowball Pricing for Market Share by IM and SMS Providers
•	Wireless Companies Offering Data Applications

3.3 Sales Literature

International Message Alert Network, Inc. (iMAN) has its name trade marked and has created several pieces of literature to establish initial product offerings:

Brochures– Several 4X9 bi-fold brochures have been developed for product lines.

Web Presence - A website has been developed as an "electronic brochure" as well as a resource site for the customers. http://www.imanwireless.com

Training - Training presentations have been developed for online and group training, instructor led and individual training for users.

Phone Emulator– has been developed so people using their computer can view what the information looks like on their phone.

3.4 Fulfillment / Customer Care

The owners provide the fulfillment of services or customer care issues for iMAN initially. The ultimate deliverable is the owner's expertise and problem solving ability, coupled with an open mind and ease of communication that will result in the customer's complete confidence in immediate and lasting results.

After initial setup, the program is self-maintained and very easy to administer. It is the ease of use that is one of our patented claims.

However the owners will provide the training for new accounts and the new sales people in the beginning and as sales increase then an off shore solution can be looked at.

Help Desk - Initially the owner’s and sales reps’ wireless phones will service as the help desk for our customers. However as growth requires then other services and people will be added to accommodate our customers with the highest level of service. Our strategic partners, resellers and web hosting company will handle technical issues

3.5 Technology

Technology is, of course, vital to the success of International Message Alert Network, Inc. It is imperative that the owners stay up-to-date on the latest wireless communication developments in the cellular industry. In addition, it will be important to devote a reasonable portion of each year's revenues toward upgrading the equipment and software used by iMAN in its normal operations.

Our web hosting company currently uses "MS Web Application Stress Tool" to monitor the activity of our servers. This program will alert us if one of our servers is over loaded. If at some point a company’s application requires a new server, we will add that (This is a relatively simple process). If the application requires more than one server, we will add multiple servers.

3.51 Scalability

Scalability is one of our assets. Our iMAN program uses Microsoft platform of Server 2003, Active Server Pages and Microsoft SQL Server. These programs can be added to a server then the iMAN program installed and then the new server is functional. Scalability allows iMAN to use various hosting companies around the country for redundancy, backing up our servers and to mirror servers for major client for real time back up and disaster recovery. This makes a great solution for security forces where data will get through even in the event of natural disasters.

We will also develop applications for organizations that trust only their security at their hosted locations. In this case we will install a server at their location and secure the server to protect the proprietary source code. In a few cases we will license the software for internal use of the company but not for use as a reseller of the services.

We are prepared to increase our capacity as company applications grows. There is no fee for this as the customers pay a monthly service fee per user.

Our existing applications work on 2G, 2.5G and 3G wireless phones. iMAN products are Patent Pending plus compatible with the new wireless networks being developed by the big wireless phone companies. This puts us a year ahead of other companies.

iMAN unlimited text messaging works with the current technologies such as iDEN from Nextel, TDMA from Cingular and ATT, GSM and GPRS from Cingular, ATT and T-Mobile and the CDMA 1XRTT and Rev.B updates Networks from Sprint PCS and Verizon.

iMAN’s wireless publishing with images works with current technologies such as GSM and GPRS Edge and HSPDA from Cingular/ATT and T-Mobile and the CDMA Networks from Sprint PCS.

3.6 Security

There are several different types of Patent Pending security protocols built into the iMAN applications and then there is the security built into the wireless technologies used. There are two ways to gain access to the actual website and to retrieve information by wireless phone. Enter the 10 digit Personal Identification Number (PIN #) and passwords that may be required.

Additional higher levels of security are available using SSL security and PKI Public Key Infrastructure with 128 bit Encryption. This level of encryption is considered unbreakable with current levels of technology. This is also considered a military level of security.

Before digital phones, you would hear about cloning and interception of voice conversations on the old first generation wireless analog networks. The newer digital 2G networks ended the cloning process. Each digital technology has many levels of encryption built into it. The CDMA platforms were once used for secure battlefield communications by the US military.

Below are details on the security of the networks.

3.7 Hosting Facility Security

The iMAN servers are backed up nightly to off site locations today. We recognize different security needs of various customers and are flexible to meet their needs. We can lease servers in major hosting companies like Hostway or CalPOP. They has 24/7 security and many times these companies are already hosting the customers servers. These hosting companies meet most of the security requirements, however for the most security conscience companies we can co-locate where their existing servers are and put the server in a cage to protect it.

3.8 Cell Phone Security

Digital cell phones use special coded processes unique to each carrier as well as the technology used the digital messages of ones and zeroes is broken up into bits and pieces and reconnected at the other end. Without the key to the multiphase ones and zeroes the message is unusable. There are over 4.4 trillion code combinations for each message so cloning and eavesdropping has stopped.

Interoperability allows iMAN to work on all major wireless carriers creating a redundancy of platforms and data pipelines to insure critical Homeland Security information reaches most individuals possible in case of a national crisis or disaster!

There are also different technologies used by the wireless carriers and iMAN is compatible with the technologies as listed below.

TDMA, (Time Division Multiple Access) creates security by dividing a single communication channel into a number of timeslots. Each user gets to use only one out of every few slots. Intercepting a message only gives you bits and pieces of multiple messages that won’t make sounds.

iDEN (Integrated Digital Enhanced Network) iDEN's digital technology divides a channel into different "slots". Each slot can carry one voice or data transmission.

CDMA, (Code Division Multiple Access) creates security by assigning a unique code to each user and by spreading the transmission of all users in parallel across a wide band of frequencies.

GSM (Global System for Mobile Communications) technology uses a dedicated two-way radio infrastructure for cellular telephony and data applications. GSM is based on a TDMA technology.

GPRS (General Packet Radio System) is a new service that provides actual packet radio access for mobile Global System for Mobile Communications (GSM) and time-division multiple access (TDMA) users. The main benefits of GPRS are that it reserves radio resources only when there is data to send and it reduces reliance on traditional circuit-switched network

4.0  Market Analysis Summary

International Message Alert Network, Inc. (iMAN) will adopt a fairly intently focused market strategy.

A logical segmentation breaks the market down into the following: Amber Alerts, Homeland Security applications, Telecommunications companies / resellers, the airline industry, Federal, State, County and local government, medical community, Advertising and Promotional agencies and other Medium and Large Businesses with mobile employees.

International Growth is planned through licensing agreements and partnerships. iMAN is compatible with CDMA, TDMA, GPRS, GSM, EDGE and HSPDA and iDEN wireless technologies. Since iMAN works in conjunction with the wireless web, this makes iMAN a global application that provides exceptional communication opportunities for international enterprise corporations. iMAN provides Wireless Publishing that can’t be matched by any wireless carrier in the United States because we work on multiple networks and technologies that go beyond what a wireless carrier can provide.

4.1  Market Segmentation

The following chart and table reflect the market segmentation for this business.

Government Agencies - The Federal and State agencies are the largest employers in the country. Homeland Security is a long term budget reality now and we have a low cost solution to a high priced problem. Communications amongst Federal agencies is a serious issue with a lack of communications between departments. Homeland Security departments employ over 1,300,000 people, with over 6 million in the government employed. The Military has over 800,000 people that can use this product. This product can provide secure data globally at the touch of a button. The States Agencies can add another 4.5 million people that can use iMAN.

Airline Industry - The Airline industry has over 350,000 mobile employees presenting a special challenge in communications. How do you get information to these mobile employees that are in different cities every few hours and have limited access to email and computers?

Entertainment / Media Industry– The media, news and magazine publishing and companies with color catalogs will be great markets for the new wireless publishing. Information can be updated daily and regular sales can be created to match the company’s needs and sales goals.

Real Estate– Multiple Listing Service can now publish in color and allow realtors to access information while in the car and on the go. Multiple photos of a home are now available with text on each color photo.

Medical Industry - Hospitals than employ over 400, will have doctors that are not on staff, but have privileges and yet these doctors equal the employees on staff. We have a tool that will allow communications with all doctors and nurses Anytime Anywhere for any information. iMAN has the perfect tool for emergency response team’s notification and directions.

Mid to Large Businesses - 25 to 1000 or more employees. These business have large staffs that are mobile and need access to data in the fast past world of information. Last minute changes to programs and promotions can be communicated instantly and globally. The business can cover the last mile of any program implementation easily, quickly and with the last minute updates of corrected information. Data capture is another application for these organizations.

Resellers - The Wireless Communications companies and large office equipment dealers are targets for the reseller program. Another possibility is medical equipment companies to offer the products to hospitals. This is a natural addition to their product offering that will increase their profits without inventory issues. They are also prime customers for this product as they have numerous programs running for different sales channels and that change frequently by market place. This is what made the Sprint Test so successful.

Mobile Social Software is the new hot applications for consumers and we have a program for them with mobile websites and messaging built in. This allows those on the go to keep up with their friends anytime any where.

4.1.1 Federal Government

The Federal Government is the largest and most logical target market for iMAN. Homeland Security is a top priority and we have a product that will work internationally and can be fully functional in less than 2 weeks.

While the Government is a very large prospect, it also takes a great amount of time.

Selling to the Federal Government has unique requirements and requires special expertise that iMAN does not have. It was determined that the fastest way to sell to the Federal Government was through an existing company with extensive contacts in the various Federal agencies. To accomplish sales to the Federal Government on a grand scale iMAN has developed a strategic alliance with a contractor to resell the iMAN products. The CEO of this company is very excited about our applications and will list the iMAN products in the GSA schedule.  They have the priveledge of Super 8A status.

4.2 Target Market Segment Strategy

Entrepreneur Magazine suggests six market segments as a starting point.  By limiting our focus in just six markets we can avoid being pulled into too man directions and focus and become experts in these market segments:

•	Government agencies to improve communications for Homeland Security

•	Amber Alert for missing Children. Reach people that are mobile where they can do some good and not while they are at a desk.

•	Airline Industry has mobile staff that is very difficult to communicate with due to rapidly changing locations.

•	Large corporations seeking a competitive advantage if price sensitive products or to supplement training on rapidly changing sales programs.

•
Resellers - The Wireless Communications companies and major office equipment organizations are targets for the reseller program. This is a natural addition to their product offering that will increase their minutes of use for data.

•	Hospitals in need of a better communication system with multiple non-compatible platforms. Contact a wide diversity of people at different locations and to provide access to data.

•	Advertising and Promotion industries for a new real time promotion product.

International Message Alert Network, Inc. will focus on the top market segments only with an intensely focused marketing strategy. Initially the targets will be in the Chicago and Washington DC markets. This will help keep expenses down and the markets are rich with the targeted industries.

Additionally, international partnerships will be sought to increase our presence globally.

We are in the negotiations stage with a UK company to provide their services on the mobile phone.

4.2.1  Market Needs

According to President George W. Bush rapid communications is paramount to keeping Homeland Security strong. The need for information to all departments is crucial for the Unite States to win the war on terrorism.

Communication giants such at Sprint, Verizon, Cingular, T-Mobile and AT&T are spending Billions of dollars on infrastructure upgrades for 3G networks to provide data quickly. Corporations have the need of communicating quickly to large groups of geographically dispersed mobile people to provide current up to the minute information in their highly mobile and competitive world.

4.2.2  Market Trends

Four primary market trends seem to be most important in this industry:

•
Trend #1 - Broadcast data Anytime and Anywhere quickly to large numbers of people to any brand of web capable wireless phone over multiple networks. Wireless publishing allows for the broadcast of unlimited text and images and as they say a picture is worth a thousand words. Great for Amber Alerts and Wanted Posters.

•
Trend #2 - Provide competitive knowledge advantage in a fast paced industry where timing is critical to large groups of people. Managing volatile pricing,   rapidly changing information and fluid public relations situations are good examples.

•
Trend #3 – Downloadable ringtones reach a record number of over 2 Billion in 2005 with aver cost near $2 per download. We have that capability as well. Additional data such as screen savers and images are also possible.

•	iMAN will provide people with information faster, thus improving the tactical or strategic position of any person or organization.

Lastly, increase the quality and richness of the information that can be conveyed when we communicate. Electronic communications has expanded the number places in which we can communicate and the distances over which we can communicate. However, most important is the speed of which we can communicate. We now can offer unlimited amounts of text and photos to be communicated rather than just voice.

4.2.3  Market Growth

As noted in the previous section, several factors are predicted to continue well into the next decades, not the least of which are the growth rates for this market:

•	"Mobile Content and Services market is forecast to grow to US$150.2 billion in 2011" - Informa Telecoms & Media

•
Multimedia message service (MMS), which delivers pictures, sound clips and video, is expected to show nearly 50 per cent compound annual growth rate through 2009, according to the researchers (In-Stat)

•
News, sports and entertainment clips and alerts for mobile phones - dubbed "infotainment" - are set to boom in the next few years as the US and Asia start to get a taste for mobile multimedia. Around 21 per cent of the world's mobile users - some 735 million people - will use mobile infotainment this year and the majority will be European, according to analysts Juniper Research.

•	The total number of mobile phone subscribers is over 3.5 Billion; Current World Population – 6.5 Billion. Analysis – More than 1 out of every 2 adults in the world is a mobile phone subscriber.

•	The number of subscribers that sign up each minute: North America: 46 per minute Africa: 94 per minute, Asia-Pacific: 388 per minute

●	About 63% of Americans from ages 18 to 27 text message, according to a Pew Internet & American Life Project survey

●	According to Gartner Group Inc., (NYSE: IT and ITB), 12 Billion text messages are sent worldwide each month to PCs, PDAs and mobile phones.

●	By 2010, mobile phone subscribers will climb to 75% of the US population or approximately 236 million users, states TDG

●
According to Juniper Research, the total market for mobile games will be worth $18.5b by 2009. By 2009, the Asia-Pacific region will contribute the largest share of total gross revenues (39%) followed by Europe (37%) and North America (15%).

●	Jupiter research States that by 2009, Lotteries will account for 40% of the gambling market generating $7.9bn

●	Sports Betting accounting for 36% of the gambling market, generating $6.9bn

●	200 million people worldwide will be placing bets through their phones by 2010, Informa Telecoms and Media

●	Worldwide revenues for all forms of gambling on mobile phones can reach US$16 billion by 2008, according to a new research report from Alexander Resources

●	Wireless is extensive and profitable and the leading researches all agree wireless has a big future.

4.3  Service Business Analysis

•
Wireless web applications are currently available on commercial sites with alliances to wireless carriers. Private wireless web sites are in the early stages of development. This is an unknown tool to Corporate America and will have a major impact in the near future.

•
Corporate America has many choices for cellular phones and usually has several cellular companies providing their wireless phone service. Today, virtually all wireless phones have wireless web capability. This means no upfront infrastructure is required for a company to use this program. The iMAN products works on all web enabled phones from all major wireless carriers.

•
An analysis of iMAN's main competitors shows no overwhelming strengths that would be significant barriers to iMAN's success. Likewise, identifying competitor's weaknesses has illuminated several areas that iMAN can target as marketing strategies.

•	Best Buy is using the Wireless Data engine for a new type of dispatch service for computers while the Rochester Newspaper uses it for missing or damaged newspapers.

•
The advantage of iMAN as an Application Service Provider (ASP) is the main cost is setting up the system after that every new customer drops down to the bottom line as there are only incremental costs with these new customers.

In short, this business arena is new and provides a unique opportunity for a new and aggressive company. By utilizing a logical and comprehensive marketing approach, iMAN should easily find success in Data Anywhere Data Anytime applications.

The government has an urgent need to communicate quickly to thousands of people wherever they may be. This service works internationally!

The Telecomm giants don't know about this product yet, so the opportunity to sell the program to the wireless carriers as a reseller creates huge possibilities. We gain their B2B sales force for selling our services. We will be selling direct as well to medium sized and large businesses.

4.3.1  Business Participants

A search of the Internet revealed the following:

•	There are a few companies listed for Wireless Applications, but mostly SMS messaging companies.

•	There are many commercial web sites that sell or display products on wireless phones, but these are tied to a carrier, however, the private sites are harder to find.

•
Three companies have been found that offer wireless applications for phones. These three companies offer high priced solutions for corporate needs. In each case, hardware was required and customization of software is required. In all three cases, the costs to wireless information exceeded $50,000 in initial cost. That same cost would fund 300 users for a year with our service.

•
Sprint Long Distance has launched Corporate Instant Messaging to increase the speed of communicating with others in an organization. Sprint Long Distance Corporate application for a standard IM program that allows you to see who is available to receive the current hot information. iMAN’s ultra enhanced IM / SMS application can send the information to thousands of people around the world and then tell you to the second, what time a person read the message. iMAN can also provide a link back to the company web site to see even more details.

•	I-3 Users wireless phones for wireless internet information using text to voice applications. They have a monthly fee of $19.99 for this service.

The conclusion is, that there are many competitors in the industry with limited capabilities, they are widely specialized and vary in size. Many of the larger participants appear to cater to larger clients with very expensive solutions, thus leaving plenty of opportunity for iMAN to focus on its chosen market segments of this multi Billion dollar market.

4.3.3  Main Competitors

Below are examples of a brief analysis of iMAN's main competitors.

1. Competitor 1 Tag Tag.com

•	Top strength – They allow people to build mobile websites.

•	Primary weakness – The process is slow, cumbersome and hard to use and requires many steps to complete a single page. Approximate time for one page is 7 minutes where iMAN is 45 seconds.

2. Competitor 2 Skype Mobile

•	Top strength – Phone is a dual band phone that works on both WI-FI and Cellular.

•
Primary weakness – Requires Pocket PC phones which are $300+ and only text messaging works on Cellular and that requires the EDGE network the highest speed. The WI-FI component requires a hot spot for access tying you down to a fixed location. iMAN works on all cellular networks for websites and messaging with low cost cell phone.

3. Competitor 3 Wireless Carriers

•	Top strength – brand recognition and size of sales force. Sales force is in every major city. Large Customer base of cellular users

•
Primary weakness – The carriers offer data solutions with expensive computer servers. The service only works with their network, thus forcing a company to give them all the wireless business or to use multiple programs. iMAN is multi-network compatible so one application works on all carriers’ phones giving freedom to switch carriers without losing their data program.

4. Competitor 4 RIM / Blackberry

▪	Top Strength – First of its kind wireless e-mail device capable of sending and receiving e-mails.

▪
Primary weakness – Very Pricy with equipment costing $300 a unit and monthly service fees starting at $39.99. This does not include the yearly licensing of $4000 per 10 people on enterprise applications.  This device and service work with iMAN so we can offer companies using these products the best of all worlds. Messaging, opinion polls, mobile websites of company information.

5.  Competitor Tribal Text

▪	Top Strength – Interactive SMS messaging program

▪	Primary weakness – The process for setting up a messaging program requires many steps based upon the need. iMAN’s messaging platform is a simple 3 step process for ease of use and simplicity.

6.  Competitor SMSAC

▪	Top Strength – Interactive SMS messaging program

▪	Primary weakness – Main products are consumer messaging application, without mobile websites attached.

5.0  Strategy and Implementation Summary

iMAN will focus on the following to establish and grow the business:

•	Six main promotion strategies: networking and referrals, trade shows, Internet search engine listing, e-mail and strategic channel partners.

•	A value proposition of timely and practical solutions, at a reasonable rate.

•	A competitive edge based on cultivating a reseller’s agreement with wireless carriers.

•	A comprehensive and detailed training on our alert and communications programs, including how to use various phones’ web browsers.

•
Focusing on mid to large businesses provides the sales growth needed to become profitable. The Crain’s Chicago business has listed the top 250 businesses in Chicago with the number of employees. This is the target market initially, as are the wireless carriers.

•	The product is unique, easy to administer and t is feature rich to provide a competitive edge. The product has been tested by thousands and has passed with exceptionally positive reviews.

5.1  Value Proposition

•	The value proposition offered by International Message Alert Network, Inc. is quite simple:

•	Quick low cost solution for high cost communications and training problems.

•	Provide a quick turn around time to set up the International Message Alert Network, Inc. sites, usually in less than two weeks.

•	Rich media content nationwide to mobile devices for less than a nationwide sms message.

•
Global reach with data retrieval and messaging for less than 50 cents a day. This cost is less expensive than preparing a single letter and mailing it. This is also the equivalent of a 1 minute overtime wireless phone call.

•	Reach thousands of users in less time than it takes to call two people on their cell phone.

•	Product does not require new communications equipment and works with all existing digital communication devices that are web enabled.

•	iMAN works across all wireless phone companies networks, so it is not wireless carrier dependant.

•	Volume discounts provide more value to iMAN’s Wireless publishing.

5.3  Competitive Edge

iMAN's competitive edge is the lack of capital investment for infrastructure and the lack of having up front cost for equipment for the customer. Additionally, iMAN’s Communications Suite of programs can be launched in just a few hours with simple training. iMAN’s wireless websites site can be set up for international viewing and as a library of data, images and video clips in the near future to meet an individual company's needs.  Currently no other company has the image and unlimited text capabilities with interoperability. SMS is limited to 160 characters and with iMAN there are no physical limits to how many words are available to be sent to web enabled cell phones. To put into perspective the size of messages that can be sent this entire business plan was sent to the cell phone. iMAN will set the industry standard with our patent pending technologies.

The richness of the product offering exceeds any other type of program currently available and the enhanced security that is built into the system is available at no additional charge.

➢
Most mobile employees have digital wireless phones that are web enabled will be able to access this library of data in seconds. In addition, information of urgency can be pushed out to the mobile staff. This information can be sent enterprise wide, to a specific group or area all the way down to one individual. One to one or one to many communications is easily handled. The iMAN message will also have a link embedded in it, taking them to the wireless website for additional details.

➢
The message size can be even greater than this 85 page document but that is extreme use to get the point across.  However, contracts can be read while lawyers or executives are traveling and access to email is not available.

➢	Data retrieval is fast and the download speed of this information is very quick rivaling home dial up service on their phones or data devices.

➢	iMAN is 3G ready, so when the wireless phone carriers bring up their 3G systems, no upgrades are required. Yet it still works across all phone companies’ communication platforms and technologies.

➢	iMAN is backward and forward compatible on technology used by the carriers.

iMAN’s Innovation

iMAN is innovative in several areas which is a competitive advantage. Such as:

•	Messaging across multiple wireless technologies and wireless carriers.

•	No limit to the amount of text

•	One data application for an enterprise’s wireless phones not multiple applications.

•	The User interface for messaging and building wireless websites has the same look as an email platform with just 3 easy steps.

•	No computer programming skills are required to build wireless websites for every web enabled cell phone in the world.

•	Easy of use for adding images to website which allow over 1000 model phones that can view our information.

•	Viewing Power Point presentations on a cell phone is available with iMAN.

•	Images and unlimited text in the same message is unique to iMAN.

•	The iMAN Platform is uniquely suited for becoming a wireless library for downloading Video Clips to cell phones for those phones that can view Video

5.4  Marketing Strategy

iMAN products will provide immediate benefits to all medium and large sized organizations. To be successful we will focus our efforts on Homeland Security applications, Strategic Channel Partners, federal, state and local, airline industry, hospitals, communications companies and organizations in need of instant opinion polling.

These organizations have large numbers of mobile employees and for iMAN to be most successful with low cost applications, requires large number of users.

Each of these industries will have demo websites set up to show how easy it is to use with existing computer systems, software and mobile phone service. The product will sell its self when viewed.

There are trade shows for these industries and we can target market our applications to these companies to meet their needs. We will show the power of Data Anywhere Data Anytime.

5.4.1  Positioning Statement

Data Anywhere Data Anytime is now a reality on any existing digital, web enabled phone for less than the cost of preparing a single letter and mailing it. Unlimited amounts of text and images are available in less than a minute, without a computer, no matter where you are or what time it is in your part of the world.

If the sales force has web-enabled phones and the company has a computer with Internet access, then the entire infrastructure is in place for the company. Knowledge of the Internet website development and computer programming experience is NOT required.

This is simple to use and easy to maintain, yet is invaluable to any mobile staff.

The product is compatible with all computer systems and does not require integration into any of your existing software systems.

No IT support required and no additional hardware making it an attractive offering

The product is secure with multi-levels of security in the site and the company's internal network is secure as the program is hosted outside the company firewall.

5.4.2 Pricing Strategy

International Message Alert Network, Inc. iMAN will adopt a price strategy based on wireless phone carriers add on services. This tool provides the needed information for success in the field. Reduces the number of sales calls and provides immediate communication Anytime Anywhere in the digital wireless world. Increased employee productivity is surely worth 2.5 cents an hour or 25 cents a day.

Here is a sampling of what wireless companies charge for various services.

•	Wireless companies charge $10 a month just to get internet access on low end rate plans for a phone.

•	Verizon Charges $19.99 a month for their Eservice and it works on several model phones only.

•	Nationwide two-way paging services start at $24.94 for limited text amounts.

•	Phone companies charge up to $10 a month for corporate Instant Messaging.

•	Sprint PCS & Verizon companies charge up to $15 a month for walkie talkie service.

•	Sprint PCS charges $10 to get picture and video mail from other phones. This service is from an outside provider.

•	Wireless carriers want your business, and then they charge you $35 to get set up on their services.

•	SMS Messenger charges $450 for just 5 user license to send SMS messages

•	Hourly Rate Pricing - Customized programming is a one-time fee of $250 per hour.

•	We will charge on a sliding scale the monthly re-occurring charge (MRC) based on the number of users. The retail price is $7.50 per user.

5.4.3  Promotion Strategy

•
The primary promotion strategy for iMAN will be directly in line with the strategy pyramids mentioned previously. The lead strategy will be to focus on cultivating existing relationships, using known networking techniques to develop referrals and soliciting the top corporate organizations in the marketplace.

•	Establish a reseller program for the Federal Government. Our partner is a Strategic Prime Consulting, a company with over 20 years of experience working with the government.

•	Establish a reseller program for other communications companies and office equipment companies, thus effectively increasing our sales staff tremendously without the overhead.

•	Establish additional strategic channel partners for specific industries such as medical community and for state and local government agencies.

•	Direct sales will be the primary focus to large businesses and state government agencies. Put the product in people’s hands and they will see the outstanding value. This product is that powerful.

•	Added to this will be a blend of web based marketing and traditional public relations and media marketing.

5.4.4  Marketing Programs

The most important marketing program for iMAN is to get the word out, through a combination of the following:

•	iMAN has signed a 1 year agreement with Knowledge storm for be hosted on their information web site and their network of search engines including Yahoo!

•	Contacting existing known organizations and offer them a charter member price for the program to build a client list and develop rapid cash flow.

•	Visit Top organizations to demonstrate the power of iMAN Wireless Applications and to leave a brochure and a trial website address for a 24/7 wireless demo

•	Attend Trade Shows to display the unique properties of our product.

•	Following the well-established steps of a public relations campaign (press releases, announcements, etc.).

•	Developing Strategic Alliance Partnerships for international applications with sales and market channel specific applications.

•	Market Homeland Security Applications for All government agencies.

5.5  Sales Strategy and iMAN’s Reporting Capability

Sales strategy for iMAN is simple and straightforward: Get Data and Images Anytime and Data and Images Anywhere in the world instantly!

Develop a Public Relations campaign to create awareness of our product lines.

Data can be interactive surveys, opinion polls, wireless phone quizzes, pushing out data of an urgent need to all the staff, or a library of data needed by a mobile staff as designed to meet the needs of the company and to improve productivity and increase sales.

Sales programs must be based on the concept that business is driven on customer needs for instant access for data, as experienced with the highly successful Beta Test with Sprint PCS and the 3000 users. Today, sales programs are becoming more complex and harder to remember and iMAN can provide instant backup information on these programs at any time from any where.

Below is a sample listing of users for a two month period.  Individual details are available on users by user basis from the website.

User Name	# of sessions	User detail	Access date	Time of access	Last Accessed	Last end time
DeFilippis, Anthony	53	Detail	7/5/200&	3:08 PM	8/31/2007	3:02 PM
Marcella, Joe	40	Detail	7/1/2007	6:48 PM	8/25/2007	10:40 AM
Martinez, Matthews	39	Detail	7/2/2007	4:37 PM	8/7/2007	6:22 PM
Hawver, Amanda	39	Detail	7/6/2007	9:40 AM	8/12/2007	5:45 PM
Gibson, Aaron	31	Detail	7/3/2007	5:36 PM	8/16/2007	9:49 AM
Holland, Jon	28	Detail	7/3/2007	11:49 AM	8/27/2007	4:33 PM
Davis, Holly	17	Detail	7/1/2007	11:20 AM	8/16/2007	7:49 PM
King, Woodie	14	Detail	7/22/2007	6:23 AM	8/27/2007	6:56 AM
Russell, Brandon	14	Detail	7/24/2007	1:20 PM	8/15/2007	8:44 PM
Smith, Andre	13	Detail	7/2/2007	9:54 AM	8/17/2007	11:19 PM

This is a sample of one user’s activity from the Web Site. As you can see short time show information was found and longer time this person is studying facts and details.

Session Start		Session End		Session
				Length (min)
8/2/2007	1:53:46 PM	8/2/2007	2:16:13 PM	23
8/2/2007	4:42:01 PM	8/2/2007	4:42:46 PM	1
8/3/2007	12:37:18 PM	8/3/2007	12:37:28 PM	1
8/5/2007	12:07:40 PM	8/5/2007	12:10:49 PM	3

5.5.1  Sales Forecast

The sales figures shown below include the projections in a very conservative nature. The need for information anytime and anywhere is growing rapidly. For example:

The wireless service providers are spending Billions of dollars to all users to get data at high speeds anytime and anywhere is set to explode.

iMAN expects to acquire 100,000 users in the first year from a mix of resellers and direct sales and 400,000 users in the second year.

These numbers are conservative in nature, so that by preparing for the worst we find we can still be profitable making the decision to start this business easier.  In the beta test with Sprint, 2000 users were added to the site in 30 days. These 2000 people are sales staff in the consumer division of just one region of the PCS division. The product was a huge success and other people not in the test wanted the product. Six different companies have requested this product, and the sales forecast is low. All of these companies are in the high tech industry and since they are impressed, so will other companies.

Our projections show 140,000 users at and average of $7.50 a month will generate $ 7,243,815 in revenue with a gross margin of 87% and net profits in the 32% range. Year 2 projections show 449,000 at $7.50 with a gross margin of 84% and after tax margin of 28% will generate $ 21,637,647

Why are the Gross margins so high? It is simple this is a web based application without any applications downloaded to the phone as the phone comes with all required software. So our computers cost to operate drop with each additional user creating a very high ROI.

The key item that holds the company’s sales down is the number of people working on the sales side. We are a start up business and will grow the sales staff as the sales are generated. However the fastest way to gain sales is through resellers. While we give up profit we also give up huge employee expenses and gain hundreds of sales people that we could not afford.  The key to our success is the low overhead at the start up of this business.

5.6  Strategic Alliances

iMAN, Inc. has negotiated with a strategic partner to host the iMAN wireless web site. Our web development company will help customize software as needed, on an hourly basis at the cost of $125 per hour.

iMAN has negotiated and consummated a reseller / teaming agreement New York .com to develop and market web applications for cell phones.

iMAN has negotiated and consummated a reseller / teaming agreement with Stiener Marketing in California to resell iMAN services.

We will be networking at business organizations (such as Chamber of Commerce and e prairie.com and Knowledgestorm) to develop strategic alliances. Such organizations, which may not be customers in themselves, will be valuable in providing leads to new customers and generating presentations of the product.

6.0  Management Summary

The corporate management team has start-up and entrepreneurial experience with backgrounds in telecom, sales and marketing, advertising and promotion and national account management. iMAN was founded in July 2002 as a Delaware Corporation. The Founders and management team currently consists of  Peter Maddocks, Robert Wagner, David Price and John Maier. There are IT contractors that provide additional work for us.

John Maier - President, CEO and Founder

Executive MBA in Business Administration from Northern Illinois University 1998.

BS in Marketing Management from Northern Illinois University 1977.

Wrote and published Sprint PCS Intranet training and on line ordering training programs. Has more than 20 published training and sales aids for the North Region of Sprint PCS. Received two awards for exceptional service in marketing implementation and training of new marketing programs.

During the past three years Mr. Maier has been engaged as a Senior Manager and Regional Marketing Manager for Sprint PCS. For the two years prior to that he was the advertising and marketing manager for the Chicago market. He co-wrote the business plan for the largest and most successful market launch in the company’s history. He also wrote and recommended pricing and promotional concepts for Chicago, as well as the competitive analysis for Houston, Memphis, Knoxville, Chattanooga and Atlanta markets.

Previously Mr. Maier won numerous sales awards for being in the top ten for sales in the country for several of the Fortune 500 companies listed below.

He brings over 25 years of experience in strategic business planning, competitive analysis, sales and marketing, and financial management to the company. He has worked for Fortune 500 Companies such as Sprint, National Safety Associates, ITT Commercial Financial, Westinghouse Credit, Chrysler Credit and Borg Warner Acceptance Corp (BWAC).

Peter Maddocks– Director, Textechnologies, Inc.

From October 2001 to January 2004, Mr. Maddocks was a Management Consultant of Abbey National Bank Italy. From May 1999 to September 2001, Mr. Maddocks was a Management Consultant of Standard Chartered Grindlays Private Banking Group. Mr. Maddocks was a Vice President for leading financial services companies with 20+ years experience in finance, planning and control roles in the Retail, Corporate and Private Banking industry segments (Citi, ANZ, Abbey). Mr. Maddocks has significantly participated in the establishment and growth of new and re-engineered global businesses and interfaces regularly various banking syndicates. Some of his recent responsibilities have included: Heading the Global Financial Control function for a major new business launch; Regional Financial Controller SE Europe; Design and Implementation of financial and non-financial management control systems; budget management and development of policies and procedures. Mr. Maddocks has maintained constant interaction with Senior Executives via participation in various committees and matrix reporting structures. Mr. Maddocks has operated both in senior management roles and as an external consultant. He is a Chartered Accountant and speaks fluent Italian. He is a resident of Kent, England.

Mr. Robert J. Wagner– Robert J. Wagner has worked with iMAN since 2003, and most recently served as Vice President of Sales & Marketing and a Director of iMAN where he has been responsible for strategic and corporate planning. In his position, Wagner assisted in the market development of iMAN, Inc.'s global wireless messaging platform providing a bridge between the marketplace and iMAN's IT department, and negotiated on behalf of iMAN various reseller agreements to provide a rapid entry into the market. Wagner also completed multiple avenues of funding to provide growth capital for iMAN to reach the goals of the company and the needs of the customer. Prior to joining iMAN, Inc., Mr. Wagner served as Vice President of Sales and Marketing for AEI Environmental, Inc., a fully reporting public company which was a synergistic marketing approach for a number of environmental technologies for the agricultural and industrial marketplace.

Business Advisors

Derrick Humphries, Washington Attorney

Steve Bina, Senior Manager Retail Operations Sprint PCS

Rusty Hutton, Business Owner and former COO Centel Communications

Jackie Cirwinski, Former Director of Marketing, Ameritech Cellular

Allen LeWinter, Founder & President, TOPKAT Group, LLC

Ralf Seiffe, Vice President of NuVista a tax collection system

7.0  Financial Plan
Our projections show 140,000 users at and average of $7.50 a month will generate $7,243,815in revenue with a gross margin of 87% and net profits in the 35% range. Year 2 projections show 449,000 at $7.50 with a gross margin of 84% and after tax margin of 28% will generate $ 21,637,647

7.1  Important Assumptions

Key “state of the art communications companies” are impressed with this product and what it can do for them.

Two other communication companies believe the product should sell in the $10 to $15 a month range per user. Taking this information into account, a lower selling price was created to get immediate sales and cash flow. The hosted cost per month is $450 a month for up to 250 GB of data per month

The beta test shows the product performs flawlessly and impressed even the most technologically savvy users, so based on their feedback the company decided to bring the product to the public with different variations of offerings.

7.3  Projected Profit and Loss

Our projections show nearly 100,000 users at and average of $7.50 a month will generate $7,243,815 in annual sales with a gross margin of 79% and an EBITA of 37%. Year 2 projections show nearly 300,000 at $7.50 with a gross margin of 78% and an EBITA of 31% at $ 21,637,647.

Profit margins are high due to the ASP model, resulting in primary costs comprised of selling expenses with very little infrastructure cost.

	Year 1	Year 2
Total Annual Sales	$7,243,815	$21,637,647
Total Cost of Goods Sold	$1,510,151	$4,784,225
Gross Profit	$5,733,664	$16,853,422
Total Operating Expenses	$3,064,096	$10,234,424
Operating Income	$2,669,568	$6,618,998
Income (Loss) Before Taxes	$2,669,568	$6,618,998
Income Taxes	$587,305	$1,456,180
Net Income (Loss)	$2,082,263	$5,162,818

7.5  Business Indicators

•           EBITA for Year 1 will be 37% and year 2 will be 31% of sales.

•           Gross Margin will be in the 79% to 78% range.

•           Revenue for the first year is expected to be $7,243,815 and $ 21,637,647 million in year 2

• The numbers can grow by a multitude of what is indicated here with proper funding and marketing.

• The Company has positioned itself in one of the fastest growing businesses in technology today.

Middleton Settlement - trading as “Microset Graphics” -

BUSINESS STRUCTURE -Textechnologies, Inc. proposes to expand a commercial lithographic printing business through Middleton Settlements.  The business will trade as “Microset Graphics”. It will be primarily engaged in providing lithographic printing of a variety of printing processes including lithographic, microlithographic, nanolithographic, photolithography, electron beam lithography, etc; a selection of standard printed product lines including catalogs, brochures, product packaging, full color flyers, mailers, door hangers, posters, club card flyers, event tickets, greeting cards, letterheads, newsletters, sales data sheets, booklets, business cards, newspaper inserts, stationary, postcards, presentation folders, etc.; and a selection of single, multi-color, full color options, product size options, folds, run quantities, selection of paper grades, finish, weight, thickness, color, selection of ink colors/types, etc.

Management Team
The management team is led by John Hunter, who offers a unique blend and extensive breath of experience relative to this venture. John Hunter has been involved in the printing industry for more than 40 years. He has been associated with such operations as: Premier Colour Ltd, Southnews Plc and Williams Press (Berks) Ltd. His duties and experience are extensive and range from Compositor, Production Manager, Managing Director and Proprietor/Marketing Executive. John Hunter presents a blend of skill sets which qualify him to the level of “City & Guilds” and he has extensive experience of all aspects of the printing industry. His experience includes business turnarounds and re-engineering, acquisitions ‘sorter and shaker’, production and managing director duties. He was identified and fast tracked during his career and has experience in all aspects of the printing business which makes him highly qualified to successfully guide this venture.

Products
All products are produced in a mixture of a traditional lithographic printing business, plus the added benefits of both digital and wide-format printing. This gives us the benefit of being able to produce both long-run lithographic work, plus both short-run and individually personalised digital work on our own equipment and within one building. The main production facility accommodates 15 workers and the same building also accommodates our business administration office.

Operating Requirements
The operational side of the business is the responsibility of our group production manager, Kirk Cufley. The financial accounts payable, receivable and cash flow management of the business is the responsibility of Gareth McMurdo. The sales manager responsible for Middleton Settlement Ltd, trading as Microset Graphics is Colin Hibberd. Colin is based at the ‘Microset Graphics’ sales office, at Basingstoke in Hampshire. The production floor, as well as the packing/distribution/storage areas is fully equipped. The production line embraces the best practice standards of the industry, with great emphasis being placed on quality control, on-time delivery and the ongoing provision of Total Customer Satisfaction. Kirk Cufley, supported by the customer service team supervises the distribution and shipping of finished product.

All products will be produced in a traditional commercial lithographic printing business setting.  The main production area will accommodate 15 workers. In addition, the packaging areas will occupy approximately 5,000 square feet of the facility.  The facility will also accommodate our business administration office.

 “Microset Graphics” will provide commercial lithographic printing products for lower, middle, upper-middle and high-end. Customers that will be the focus of our business are: arts, entertainment and recreational, accommodation and food services, professional, technical, real-estate, service, transportation, utilities, wholesale, manufacturing, retail, construction, educational, financial, and insurance, health care, management and executive, mining, advertising agency or public relations, market niche clientele the business will typically operate 6 days of the week.

Business Organization

“Microset Graphics” will be organized as a limited liability company.

This business organizational structure was chosen because an LLC generally can own another entity. Generally The Limited Liability Company can be a part of an affiliated group, limits the liability of its members, and has fewer corporate regulatory restrictions.

Our search of existing trademark indicates that there are no trademark restrictions on our trade name. We will trademark our name “Microset Graphics”.

The Location

The location of the business will be instrumental to its success.  Our operation will target the lower, middle, upper-middle and high-end commercial lithographic printing customer niche seeking a low, moderately premium priced item. We will need to serve the local, regional, national and international distribution needs of our customers from our location.  Key customer considerations relative to our location, therefore, included: centrally located to our primary target markets and a viable and growing marketplace, accessible and affordable distribution/transportation connections, and an abundance of potential outlets for our product. Key production considerations include: accessibility to high quality and competitively priced production supplies/raw materials, total rent costs, competition, neighborhood stability, appearance and condition of the building, police and fire protection availability, taxes, political climate, noise and environment regulations, our initial and future space needs, accessibility to labor pool, any pending rezoning issues, planned or existing road construction, local/state regulatory and tax issues, and satisfaction of current area business owners. Such manufacturing locations are usually priced at the low to moderate end of the real estate market.

Our stand-alone location satisfies our key customer needs of convenient and reliable accessibility to transportation, central location to primary target markets and growing and viable marketplace, and sufficient outlets for our product. Our geographical location will enable distribution of our product to any part of England within one to two days of leaving our processing facility.  The location will also provide us with a direct “face-to-face” capability to meet with, market to, and otherwise serve in a timely fashion over 98% of costumers

We will need to acquire the property and/or its facilities to create better shareholder value.

THE MARKET

The Product and Service

“Microset Graphics” will feature the following product lines and services:

Products

Our Full-service commercial lithographic printing businesses will offer such production capabilities of printing processes including lithographic, microlithographic, nanolithographic, photolithography, electron beam lithography, etc.; a selection of standard printed product lines including catalogs, brochures, product packaging, full color flyers, mailers, door hangers, posters, club card flyers, event tickets, greeting cards, letterheads, newsletters, sales data sheets, booklets, business cards, newspaper inserts, stationary, postcards, presentation folders, etc.; and a selection of single, multi-color, full color options, product size options, folds, run quantities, selection of paper grades, finish, weight, thickness, color, selection of ink colors, types, etc.

Services

Our Services will provide typically, commercial lithographic printing services as: contracting, payment options, product warrantees, shipping & handling, accommodation of various bulk order or quantity sizes orders. We will you provide in-house value added services including embossing, binding, finishing, prepress services, electronic file, digital capabilities, graphic design, inventory and database management services for clients.

All products will be based on proven sales records that have been observed and experienced during our 30 years in the industry.

“Microset Graphics” maintain a web-based presence.  A web-based e-commerce informational site will provide general information on the company, a contact link for questions and other customer feedback, an order price quoting, placement, confirmation, tracking capability, information on the product(s).  The web-based service will be open twenty-four hours a day and three hundred and sixty-five days per year.

“Microset Graphics” will maintain quality commercial lithographic printing products.  All facility and equipment needed for the delivery of a quality product have been accounted for in our business plan. This includes such key production items as: a fully equipped facility equipped with prepress desktop publishing graphic design, digital, scanners, graphic arts supplies, printers, computers, software, imagesetters, platesetters, sheet-fed, flat-bed, rotary, etc. printing presses, flexible aluminum plastic plates, rollers, drums, dampening system, folding machines, joggers, paper cutters, punches, binders, staplers, label printer, applicators, production inventory including selections of paper, inks, processing line equipment and supplies include control systems, gauges, valves, fans, blowers, raw material handling equipment, storage, laboratory scales laboratory systems, measurement, quality control system, pipes, fittings, filters, pollution control system, all hand, power tools, all personal production items including aprons, boot and shoe covers, coveralls, dust masks, gloves, glove liners, safety glasses, and industrial computer hardware, manufacturing software.  Our product distribution needs include: all warehousing, product storage, material handling, packaging, labeling, equipment; and product transportation, distribution vehicles.  Business administration needs include: office furniture, furnishings; office machines and supplies; computer(s); accounting, order processing, inventory control, job costing, payroll software; security system; and customer business administration telephone system.

The quality and supply of our featured product items will be the responsibility of management.

Market Trends

The industry has experienced some consolidation and nearly level sales growth in recent years.  The most recent reporting Economic data for the commercial lithographic printing sector shows a consolidation in the last few years.

While complete data is incomplete for the reporting Economic data for the commercial lithographic printing sector figures shows that the number of establishments decreased.

The demand for commercial lithographic printing products continues to grow.  The high quality of prints and its application to both text and illustration makes the process suitable and preferable for a wide variety of general customers.  A lucrative market niche exists for those operations that can create a unique niche product and provide better service.  A market opportunity exists for those businesses that can quickly move an idea to commercialization and capture a market niche.

Technology has had a positive impact on the industry.  Better supply chain services have expanded the availability of equipment and production materials and reduced cost of goods sold expenditures.  Computerization has improved the customer access, distribution, service, and tracking capabilities of the industry.  We will integrate much of this technology into our operation.

The Target Market

“Microset Graphics” will target the lower, middle, upper-middle and high-end commercial lithographic printing products customer market niche segment.  The segment will be attracted by the quality of our products, superior service, and competitive product pricing.

Our targeted corporate market client mix includes arts, entertainment and recreational, accommodation and food services, professional, scientific and technical, real estate, service, transportation, utilities, wholesale, manufacturing, retail, construction, educational, financial and insurance, health care, management and executive, mining, advertising agency or public relations and market tier clientele. Our market territory will be local, regional, national and international in its geographical focus. Analysis of this market territory indicates there are over thousands of targeted advertising sector customers in this area. They provide a large target market base for “Microset Graphics”.

The Competition

Our analysis indicates a viable and competitive marketplace.  There were hundreds of competitors in this marketplace.

Our competitive analysis of commercial lithographic printing competitors (Figure 1 of the Attachments) indicates that success has come to the operations that have been able to differentiate themselves in the marketplace. Success has also come to those who have been able to maintain their market niche with quality products and service.  Those that have not been able to do so have failed.

To compete “Microset Graphics” will need to take advantage of our competitor’s weaknesses and minimize their strengths while finding a competitive advantage that will differentiate us in the marketplace.

“Microset Graphics” will need to provide the highest quality products to compete with the best operations in our market territory. All have sound reputations that have been built from the quality they provide. We will utilize only quality suppliers and venders.  Our products will be equal than those of our competitors.

The pricing of our direct competitors is high.   The price range of “Microset Graphics” will be lower than those of our competitors.  We feel our pricing strategy will enable us to effectively enter, compete and grow market share in this marketplace.

The Competitive Advantages

“Microset Graphics” will possess important competitive advantages that will help position it in the marketplace and help differentiate it from our competitors.  We will provide quality of products, skill of the chemists, engineers, and printers directing the production process, processing specialties, price competitiveness, service selection, product selection, and convenience of the availability of their product(s) relative to the target markets.

MARKETING & SALES STRATEGY

Pricing and Positioning

Our primary pricing objective will be to capture, build, and maintain market share.  We will be entering the highly competitive low, middle, upper-middle and high-end commercial printing market niche.  Our pricing will need to be sensitive to the expectations of our customers.  We will need to position our prices to attract this low, middle, upper-middle and high-end market tier.

Our pricing will also be margin driven.  While our price floor will be determined by our break-even point, we will need to employ a flexible pricing mechanism that will allow us to reflect competition and market conditions.  At the same time, we will be selective in our product and services offerings.  We will choose only those items and services that will allow us to support sound profit margins.

The pricing policy is largely based on a competitive quote system based on industry market price, these prices are generally based on high gross margin that enable absorption of fixed and overhead costs. The company compares market-going rate against the in-house full absorption costing system and a management decision is taken.

We have illustrated our costs and markup for a typical product to demonstrate our pricing competitiveness.  We will apply a gross margin percentage pricing method to our products.  This pricing approach is also incorporated into our financials.

We feel we will be able to keep our cost of goods sold expenses at approximately 38% of turnover including packing materials and distribution by implementing the sound manufacturing industry management techniques we have learned over the years.  Such management techniques will include: selective use of product suppliers and wholesalers, a price bidding process integrated into our product purchasing procedure and inventory/production monitoring systems.  A facility and equipment preventative maintenance program will also be used to implement and assure a cost efficient operation.

Other cost savings and enhanced revenue generation potential will be captured through efficiencies in customer service operation. Mike James will manage the product manufacturing operation.  Specific ordering, staff training, shipping, and waste reduction procedures will assure an efficient and high quality operation.  Expansion of hours and addition of staff during peak manufacturing periods, different seasons, and all other special occasions will also more fully utilize our facility and equipment.

Finally, value added and creative pricing strategies will also be employed.  Such time tested industry strategies as: large quantity specials, discounts to targeted market customer groups, and fixed price and indexed contracting options will be utilized to grow market share and enhance margins.

Sales

Our revenue will be generated by product sales.

We will use the following approaches to ignite our sales: will use such sales approaches as: direct counselor selling, call center customer self-serve and/or customer assisted sales assistance, manufacturer representative, marketing firms, competitive contract bidding, catalog, Internet supply chain, inside sales contacts, etc.  Will you use one or more of the following traditional approaches: direct counselor selling, cold calling, inside sales contacts, customer assisted sales assistance, customer self-serve, door-to-door, group sales presentations, telemarketing, manufacturer representatives, registration with sales agents, listing services, dispatching services, manufacturers representatives, etc.

While our advertising will bring customers to us it will be our management and staff that will initiate and ultimately complete the sales process.  All sales staff will be trained to provide superior customer service and education.  Our sales staff will be schooled in our product offerings and will be trained to be able to recommend products that will compliment the interests and needs of the customer.  Our staff will employ soft touch techniques such as warm greetings, expressions of appreciation for patronage, prompt follow-up and personal customer assistance.

Our sales approach will be supported by a year around marketing effort and campaign.  There will be some revenue swings to the business that we will want to respond to in our sales efforts.  Sales can be affected by economic cycles, customer budget years, technological innovations, special events, the holidays, and seasonal factors.

We will generate and grow our customer base with consistent sales and marketing effort.  Management will be responsible for the creation of our marketing plan and budget, material development, targeted marketing, plan implementation, and direct sales. The rollout of the initial marketing campaign and its consistent application will generate immediate sales and create immediate cash flow for the business.

Most sales will be invoiced account transactions.  All major credit and debit cards will be honored.  Major clients will have open accounts and be invoiced on a timely basis.  Payment terms will be on a 15, 30, 45, 60 and 90 day basis relative to the products delivery.

Advertising and Promotion

There are time tested marketing/advertising strategies employed by the industry.  They are, of course, utilized in varying degrees with levels of sophistication tailored to the targeted markets.  “Microset Graphics” will primarily employ the following advertising mediums:

Newspapers	Weekly Papers	Shopper’s Guides
Magazines	Direct Mail	Brochures
Yellow Pages	Trade Directories	Signage
Outdoor Billboards	Signs on Vehicles	Telemarketing
Website	Press Releases	Direct Selling
Association Memberships	Open House	Cold Calling
Flyer Distribution	Customer Bounce-backs

Our marketing message will need to reflect the demands of the target customer we are trying to attract.  Our customers will all be seeking somewhat different benefits from our establishment.  Therefore, our advertising message and product offerings will be tailored to attract and meet the demands of our diverse customer base.

We have engaged the law firm of GSC solicitors.  They have also advised and assisted us in the legal registration of the business.  They will continue to provide for our legal services as needed.

We have also engaged Abasy Yates and Co- to support the accounting and tax reporting requirements of the business.

Regulatory Requirements

Regulatory oversight is significant in the industry.   We will make application for all necessary local, state and federal licenses, registrations and permits.

All zoning and inspection requirements have also been fulfilled.

THE FINANCIAL PLAN

The Attachments illustrate the estimated budget for “Microset Graphics”.

•
Small amounts of Inventory are held due to the considerable diversity of our client order needs. Consumables utilized in production including finishing are ordered on a daily or weekly basis and delivered within one working day in line with industry needs.

•
As with Equipment and Machinery the current Building facilities are in excess of current needs and will accommodate the forecast growth in business turnover, there is no extra ordinary non-capitalable expenses built into the plan. The company is currently in negotiation to acquire the freehold of the business at a price below market valuations commissioned. All costs of acquisition costs will be capitalized and any greater liquidity needs will be raised by way of second mortgage.

•
Built into the plan is the required upgrade of the Optimus print management system this entails a modest upfront cost and will also require new hardware, which will be paid for on hire purchase contract over a 3-year period.

ANALYSIS OF THE RISKS

Risk Analysis

We have assessed the major risks associated with our business.  These risks include the following:

Property & Liability	General Liability
Property Damage Liability	Fire Insurance
Earthquake/Flood	Theft
Fidelity Bonds	Surety Bonds
Machinery/Equipment Coverage	Workers Compensation
Business Interruption	Vehicle Insurance
Umbrella Insurance	Liability
Officers and Directors	Errors and Omissions
Other

We have also assessed the major Business risks associated with this venture.  These risks include the following:

Life Insurance	Disability Insurance
Employee Benefits	Group Insurance
Retirement Programs	Overhead Expense
Key Person Insurance	Buy/Sell Agreement Funding

Strategies to Address Risk

All insurance policies are in place to address general risk retirement programs are in place. The Company stresses compliance to all government and regulatory requirements. Overhead Expense is under tight control.

Seek Growth through Acquisition.

The Company is currently looking to make strategic acquisitions to augment its business. Current acquisition criteria include, among other things: revenue (preferably over $1/2 million), earnings, and technology and/or content related. The Company intends to expand with companies with similar corporate cultures. The Company has not entered into any agreements or binding letters of intent for any such acquisition.

We believe that the premises are adequate for our current and near term requirements.

ITEM 18:  DESCRIPTION OF PROPERTY

The Company does not own any real property. The company currently is provided space at 13520 Oriental St Rockville, Md 20853. David Price Secretary and Corporate Counsel currently provides the space on a month-to-month basis free of charge.

ITEM #19: CERTAIN RELATIONSHIP & RELATED TRANSACTIONS
           This section is taken verbatim from Item #11 supra.

The company’s Director and CFO Peter Maddocks, owns 500,000 common shares; CEO John Maier owns 2,000,000 shares; COO Robert Wagner owns 1,000,000 shares, and David Price, General Counsel, owns 300,000 commons shares, hence the executive officers and directors of the Company currently beneficially own approximately 7.78% of the outstanding Common Stock representing an absolute minority.

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by each person or group that is known by the Company to be the beneficial owner of more than five percent of its outstanding Common Stock, each director of the Company, each person named in the Summary Compensation Table, and all directors and executive officers of the Company as a group as of January 11th, 2008. Unless otherwise indicated, the company believes that the persons named in the table below, based on information furnished by such owners, have sole voting and investment power with respect to the Common Stock beneficially owned by them, where applicable. As of January 11th, 2008, there were 48,811,587 shares of common stock issued and outstanding.

Name/Address of Beneficial Owner	Position with Company	Amount and Nature of Beneficial Ownership of Class A common Stock (1)	Percentage of Securities (1)
Peter Maddocks 12 College Rd Historic Dockyard, Chatham, Kent UK ML44QY	Director	500,000	1.02%

John Maier 396 Heisler Ct Crystal lake, Il. 60014	CEO	2,000,000	4.10%

Robert Wagner PO Box14 LaGrange, IL 60525	COO	1,000,000	2.05%

Saroya Pardeep Singh c/o GSC Solicitors 31-32 Ely Place, London, UK EC7N6	---	7,500,000	15.37%

Abby International Holding LTD (2) 19-21 Crawford St Suite #363 London, W1H1PJ, U.K.	---	2,500,000	4.81%

Char ms Investments, Ltd Gretton House, Pond St, Grand Tuck, Turks & Caicos Islands, BWI	---	14,950,000	30.63%

Shawn O’Neal 5399 East C-30 a Santa Rosa Beach, Fla 32491	----	2,0800,000	4.16%

David Price 13520 Oriental St Rockville, Md 20853	Secretary	300,000.61%

Ytzhak Sopher 4 Bourne House 189 Sloane Street, London SW1X 9QT	---	3,000,000	6.15%

(1) Pursuant to the rules of the Securities and Exchange Commission, a person is deemed to "beneficially own" shares of common stock over which the person has or shares investment or voting power, or has the right to acquire such power within 60 days. The percentage of common stock owned is calculated based on the number of shares of common stock outstanding, plus in the case of each person the number of shares of common stock issuable only to such person upon the exercise of options or warrants and the conversion of convertible debt securities.

(2) Mr. Clinton Greyling is the sole Director of Charms Investment Limited and is the beneficial owner of the shares owned by that entity.

(3) Mr. Irving Aronson is the beneficial owner of Abby International Holding Ltd.  Abby International Holding Ltd acquired the 2,500,000 shares as of December 8th, 2006. This is reflected on the transfers on the Company’s books.

On August 25th, 2006, we entered into a stock purchase agreement with Charms Investments Ltd. to purchase the total issued and outstanding shares of Centrabell Ltd. a Commercial Printing Company which trades under the name of "TekPrint”.  Pursuant to the agreement, we agreed to pay Charms Investment Ltd. 3,000,000 shares of our restricted common stock in exchange for 100% of the issued and outstanding shares of Centrabell Ltd. As a result of the stock purchase agreement, Centrabell Ltd became a wholly owned subsidiary of the Company.  By June of 2007, serious financial and managerial disagreements led both parties to sign a Rescission Agreement, releasing each party of further obligations from the other. As part of this Rescission, the 3,000,000 shares issued to Charms Investments Ltd were returned to the company’s treasury and so indicated on the books and records thereof. On December 1st, 2006, the Company entered into a Share Purchase Agreement with Charms Investments Ltd whereby the Company acquired 100% of the outstanding stock of Middleton Settlements, a UK printing company. The consideration given for this purchase was $250,000.00 cash from Textechnologies. Middleton is now a wholly owned subsidiary of Textechnologies and its financials are enclosed infra.

Prior to these acquisitions, we operated as a holding company for companies involved in Internet Gaming Web Site.  At the time of the Centrabell and Middleton acquisitions, Charms Investments, Ltd was the largest shareholder of both companies.

ITEM #20: MARKET FOR COMMON EQUITY & RELATED STOCKHOLDER MATTERS – Note this section is taken in whole from Items # 5, 6, supra. The Company's common stock is currently traded on the over-the-counter Pink Sheets market in the United States under the symbol “TXTG”.The closing price of the Company's common stock on the over-the-counter Pink Sheets market on January 11th, 2008 was $.75 per share as quoted in the Pink Sheets.

The price ranges of trading in the Company's common stock during the last fiscal year is as follows:

2007	High	Low

Jan	1.75	1.75
Feb	1.75	1.30
March	2.00	1.10
April	1.50	.55
May	1.75	.55
June	1.40	.60
July	1.00	.55
August	1.05	1.00
September	1.00	.05
October	1.25	1.10
November	1.10	.05
December	.75	.50
Jan 1-11th	.75	.25

As of January 11th, 2008, the Company had issued and outstanding 48,811,587 shares of common stock, held by approximately 2,038 holders of record and one holder of one preferred share of 10,000.

The source of these high and low prices was the Pink Sheet Reporting Service.  These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions. The high and low prices listed have been rounded up to the next highest two decimal places. Note the company has no equity compensation plans.

ITEM #21: EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid by the Company to: (i) its Chief Executive Officer, Director, and COO.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options SARs (#)	LTIP Payouts ($)	All Other Compensation ($)
Peter Maddocks	2007	N/A	N/A	N/A	500,000	N/A	N/A	N/A
Robert Wagner	2007	N/A	N/A	N/A	1,000,000	N/A	N/A	N/A
John Maier	2007	N/A	N/A	N/A	2,000,000	N/A	N/A	N/A
David Price	2007	78,000	N/A	N/A	300,000	N/A	N/A	N/A

(1)	Mr. Maddocks has been paid 500,000 shares of our restricted common stock for employment as Director to date.
(2)
Mr. Price is expected to earn an annual salary of $78,000 during the next fiscal year. Pursuant to Mr. Price employment agreement, he received 300,000 shares of the Company’s restricted common to date.

(3)	Mr. Wagner has been paid 1,000,000 shares of our restricted common stock for employment as COO to date.
(4)	Mr. Maier has been paid 2,000,000 shares of our restricted common stock for employment as CEO to date.

COMPENSATION PLANS

We do not have any option, annuity, retirement, pension or deferred compensation plan or other arrangements under which an executive officer is entitled to participate.

DIRECTOR COMPENSATION

We have a standard executive employment agreement with Mr. Peter Maddocks, who receives no pecuniary compensation at this time.  Mr. Maddocks has received 500,000 shares of our common stock as full compensation for board representation to date. Mr. Robert Wagner receives no pecuniary compensation at this time.  Mr. Wagner has received 1,000,000, restricted shares of our common stock as full compensation for board representation to date. Mr. John Maier receives no pecuniary compensation at this time. Mr. Maier has received 2,000,000 shares of our common stock as full compensation for board representation to date.

EMPLOYMENT AGREEMENTS

On or about June 1, 2006, the Company entered into an agreement with David Price Esq., our Corporate Counsel. The agreement provides for a Corporate General Counsel with an annual salary of $78,000 and to be issued 150,000 shares of restricted common stock yearly.

On June 1, 2006, the Company entered into an employment agreement with Mr. Peter Maddocks, our Chief Financial Officer and Director. The agreement provides for a one-year term with no annual base salary and shall be issued 250,000 shares of restricted common stock with certain performance-based target bonuses.

ITEM #22: FINANCIAL STATEMENTS

TEXTECHNOLOGIES, INC. AND
SUBSIDIARIES
CONSOLIDATED FINANCIAL
STATEMENTS
YEAR ENDED SEPTEMBER 30, 2007

OUR REPORTS ARE ISSUED WITH THE UNDERSTANDING THAT THEY MAY BE PRODUCED ONLY IN THEIR ENTIRETY. SHOULD IT BE DESIRED TO ISSUE OR PUBLISH A CONDENSATION OR A PORTION OF THIS REPORT AND OUR NAME IS TO BE USED IN CONNECTION THEREWITH, OUR APPROVAL MUST FIRST BE SECURED IN WRITING.

To the Board of Directors
Textechnologies, Inc. and Subsidiaries
Rockville, MD

We have compiled the accompanying consolidated balance sheet of Textechnologies, Inc. and Subsidiaries (a corporation) as of September 30, 2007, and the related consolidated statement of income for the year then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures and the statement of cash flows required by generally accepted accounting principles. If the omitted disclosures and statement of cash flows were included in the financial statements, they might influence the user's conclusions about the Company's assets, liabilities, equity, revenues, and expenses. Accordingly, these financial statements are not designed for those who are not informed about such matters.

/s/ Heymann, Suissa & Stone, PC
Heymann, Suissa & Stone, PC

November 15, 2007

TEXTECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2007

ASSETS

Current Assets
Cash and cash equivalents	$5,208
Accounts receivable	79,364
Other receivables	29,246
Inventory	150
Prepaid expenses	2,166
Total current assets	116,134

Property and Equipment
Office furniture & fixtures	600
Vehicles	32,931
Total property and equipment, net	33,531

Other Assets
Goodwill	63,212
Patents	68,000
Other assets	5,500,000
Total other assets	5,631,212

Total assets	$5,780,877

See accountants' compilation report.

TEXTECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
SEPTEMBER 30, 2007

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$131,842
Notes payable	432,200
Due to related parties	186,421
Accrued expenses	19,158

Total current liabilities	769,621

Noncurrent Liabilities
Notes payable	135,247

Total noncurrent liabilities	135,247

Total liabilities	904,868

Stockholders' Equity
Common stock, par value $.00001, 1,000,000 shares authorized,
28,077,356 shares issued and outstanding	281
Additional paid-in-capital	33,719
Retained earnings	4,842,009

Total stockholders' equity	4,876,009

Total liabilities and stockholders' equity	$5,780,877

See accountants' compilation report.

TEXTECHNOLOGIES, INC. AND SUBSIDIARIES,
CONSOLIDATED STATEMENTS OF INCOME
YEAR ENDED SEPTEMBER 30, 2007

Revenue
Sales	$573,331
Cost of goods sold	(249,028)
Gross Profit	324,303

Operating Expenses
Bank charges	1,184
Contract labor	64,744
Establishment costs	18,348
Finance charges	28,864
General and administrative	76,823
Marketing	44,700
Professional fees	118,643
Reorganization costs	95,613
Salaries and wages	166,573
Taxes and licenses	641
Total operating expenses	616,133

Net loss	$(291,830)

See accountants' compilation report.

ITEM #23: CHANGES IN & DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING & FINANCIAL DISCLOSURE

Per §228.304 et seq the firm of Taylor Hutchinson, located at Officientral, La Sabana, Edificio #6, San Jose Costa Rica is considered the “predecessor accountant” as they are no longer associated with the Company’s financial statements for several years. At the time of the new Board’s taking control of the company, a determination was made that it would be more efficient and cost-effective for us to utilize a new independent accountant and auditor to review all of our financial statements. As a result, on November 15th, 2006, the company hired the accounting firm of Aaron Nagar CPA, PC, located at 152 Rollins Ave, #207, Rockville, Md 20852 (301) 424-1165 to reconcile the financial statements of the company. Additionally the company hired the auditor Todd Chisholm of Chisholm, Biewolf & Nisson, LLC, located at 533 West 2600 South, #25, Bountiful, UT 84010, (801) 363-1175 to be the company’s Auditor. Todd Chisholm will be our independent auditor and will report on the financial statements of the company. These current consolidated financial statements were prepared by Heyman Suissa & Stone, PC; 1 Church St, #600, Rockville, Md 20850 (240) 499-3600.  Prior to the engagement of Messrs. Chisholm, Heymann or Nagar, the Company had no consultations with either firm up through the date of their engagement.

 Significantly, the work product of Taylor Hutchinson did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.  There were no disagreements with them on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreements in its report. In addition, during that time period, no "reportable events" occurred, as described in Item 304(a)(1)(iv) of Regulation S-B.

We requested that Taylor Hutchinson furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements in this Item. A copy of this request is filed as an Exhibit and  attached hereto.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Delaware law, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Under our Bylaws, the corporation shall indemnify any individual made a party to a proceeding because he is or was an officer, director, employee or agent of the corporation against liability incurred in the proceeding.

The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding shall be paid by the corporation as they are incurred and in advance of the final deposition of the action, suit or proceeding, but only after receipt by the corporation of an undertaking by or on behalf of the officer or director on terms set by the Board of Directors, to repay the expenses advanced if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.

The indemnification permitted herein is intended to be to the fullest extent permissible under the laws of the State of Delaware, and any amendments thereto.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the common stock being registered.

SEC registration fee		$165.06
Legal fees and expenses		30,000.00
Accountants’ fees and expenses		30,000.00
Printing expenses		?????
Total	$	?????
___________
All amounts except the SEC registration fee are estimated. All of the expenses set forth above are being paid by us.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On September 28, 2006, the Company entered into a Securities Purchase Agreement, (“Agreement”), by and among the Company and AJW Partners, LLC, (“Partners”), AJW Offshore, Ltd. (“Offshore”), AJW Qualified Partners, LLC, (“Qualified”) and New Millenium Capital Partners II, LLC (“Millenium”). Partners, Offshore, Qualified and Millenium are collectively referred to as the “Purchasers”. The Agreement provides for the sale by the Company to the Purchasers of Secured Convertible Term Notes (the “Notes”) issued by the Company in the aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) (“Principal Amount”). The Principal Amount is to be funded by the Purchasers in several tranches. The offering of Notes under the Agreement was made pursuant to Section 4(2) of the Securities Act of 1933, as amended. The Notes bear interest at 6% per annum, unless the common stock of the Company is greater than $1.5625 per share for each trading day of a month, in which event no interest is payable during such month. The Notes are convertible into common stock of the Company at the lesser of $1.25 discount to the average of the three lowest trading prices of the common stock during the 20 trading day period prior to conversion. In connection with the subject offering, the Company issued an aggregate of 10,000,000 warrants to purchase common stock at a price of $1.00 per share. The warrants are exercisable for a period of seven years. The conversion of the Notes are subject to an effective Registration Statement to be filed by the Company. The Company has the right to redeem the Notes under certain circumstances and the right to prevent conversions in any month where the stock price is less than $1.25 per share. The Notes are secured by all of the Company’s assets. The proceeds of the offering will be used primarily for working capital. The purchasers represented to the Company that they are “accredited investors.” No commissions were paid in connection with the transaction. None of these selling securities holders has now, or in the past, had any positions in or dealings with this issuer or predecessors.

ITEM 27. EXHIBITS

Exhibit No.	Document
2.1	Board of Director’s Resolution Approving Acquisition of Centrabell Ltd.
2.2	Board of Directors’ Resolution Rescinding the Centrabell Acquisition
2.3	Rescission Agreement between Charms and Textechnologies re: Centrabell Ltd
2.4	Board of Director’s Resolution Approving Acquisition of Middleton Settlement, Ltd.
2.5	Board of Director’s Resolution Approving Acquisition of Iman Inc.
3.1	Articles of Incorporation of Textechnologies, Incorporated
3.2	Bylaws, as amended
10.1	Stock Purchase Agreement between Centrabell and Charms Investments, Ltd.
10.2	Stock Purchase Agreement for Middleton Settlement, Ltd
10.3	Company – AJW Note
10.4	Company – AJW Qualified Partners Note
10.5	Company – AJW Offshore Note
10.6	Company – New Millennium Note
10.7	Company - Stock Purchase Warrant Agreement between the Company and investors
10.8	Company – Investor Registration Rights
10.9	Company – Investor Security Purchase Agreement
10.10	Employment contract with Peter Maddocks, CFO
10.11	Employment contract with Robert Wagner, COO
10.12	Employment contract with John Maier, CEO
10.13	Employment contract with David E. Price, General Counsel
21	List of Company's subsidiaries
23.1	Consent of Chisholm, Bierwolf & Nilson, LLP
23.2	Consent of Heymann, Suissa & Stone, PC CPAs
99.1	Company Letter to Taylor Hutchinson CPAs

ITEM 28. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to any provision of the certificate of incorporation, bylaws, contract arrangements, statute, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) It will file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution;

(2) For determining liability under the Securities Act of 1933, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

(3) It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining any liability under the Securities Act of 1933, it will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as part of this registration statement as of the time the Commission declared it effective.

(5) For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Rockville, Maryland on January 11th, 2008.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this amended report has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Peter Maddocks	Director , C.F.O.	January 18th, 2008

/s/ David E. Price	Secretary	January 18th, 2008